                                                                  EXECUTION COPY

                        ASSET PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                             SANMINA-SCI CORPORATION

                     SANMINA-SCI ISRAEL MEDICAL SYSTEMS LTD.
                         (TO BE FORMED PRIOR TO CLOSING)

                                       AND

                                  ELSCINT LTD.

                          DATED AS OF NOVEMBER 13, 2002

                                                             -i-

                                  (CONTINUED)

                                      -ii-

                                  (CONTINUED)

                                      -iii-

                        ASSET PURCHASE AND SALE AGREEMENT

         THIS ASSET PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is made and entered into on November 13, 2002, by and among Sanmina-SCI Corporation, a
Delaware corporation ("PARENT"), Sanmina-SCI Israel Medical Systems Ltd, an
Israeli company to be formed prior to the Closing (as defined below)("BUYER")
and Elscint Limited, an Israeli company ("SELLER"). Parent, Buyer and Seller are sometimes referred to herein individually as a "PARTY" and collectively as the
"PARTIES."

                                    RECITALS

         A. Seller is engaged in the manufacture, development, assembly, engineering and integration of medical systems at the Facility (such manufacturing, development, assembly, engineering and integration operations as conducted by the Seller at the Facility as of the Closing Effective Date being hereinafter referred to as the "BUSINESS").

         B. SCI Holdings, Inc., a Delaware Corporation and a wholly-owned subsidiary of Parent, intends to form Buyer as an Israeli company and a wholly-owned subsidiary of SCI Holdings, Inc. prior to the Closing (as defined below).

         C. Seller desires to sell to Buyer, and Buyer desires to purchase from
Seller, on the terms and subject to the conditions set forth herein, the
Purchased Assets of Seller described herein, and Seller desires Buyer to assume the Assumed Liabilities as described herein, which Buyer agrees to assume on the terms and subject to the conditions set forth herein.

         D. The Board of Directors of each of Parent, Buyer and Seller believes it is in the best interests of its respective corporation that the transactions contemplated hereby be consummated and, in furtherance thereof, has approved this Agreement and the transactions contemplated hereby.

         E. Parent, Buyer and Seller desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.

                                       1

       (a) "ACCOUNTS RECEIVABLE" means trade accounts receivable and all notes, bonds and other evidences of Indebtedness of and rights to receive payments arising out of sales or otherwise occurring in the conduct of the Business and/or in respect thereof prior to the Closing Effective Date, net of reserves, which are current as of the Closing Date and receivable within a period to not exceed ninety (90) days following the Closing Date, listed or described in
SCHEDULE 1.1(A), and for which (a) Seller has requested and AR Affirmations have been received by Parent or Buyer with respect to accounts receivable existing as of September 30, 2002 as provided in Section 7.1 below, (b) the Seller's AR
Printout together with Customer AR Closing Printouts and/or Post Closing
Customer AR Printouts have been received by Parent or Buyer with respect to accounts receivable existing as of the Closing Date and (c) AR Assignment
Notices will be delivered by Seller to Parent or Buyer on the Closing Date as
provided in Section 7.1 below, or thereafter in terms of Section 2.3(e)(iii)
below .

         (b) "AFFILIATE" means any Person that directly or indirectly, through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a
Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by voting power, Contract or otherwise and, in any event and without limitation of the previous sentence, any
Person owning ten percent (10%) or more of the voting securities of another
Person shall be deemed to control that Person.

         (c) "AR AFFIRMATIONS" shall have the meaning set forth in Section
7.1(o).

         (d) "AR ASSIGNMENT NOTICES" shall have the meaning set forth in Section
7.1(q).

         (e) "AR EXCESS AMOUNT" shall mean the difference between the aggregate value of Seller's AR Printout and the aggregate value of the collective Customer
AR Closing Printouts as at the Closing Effective Date.

         (f) "ASSUMED LIABILITIES" has the meaning set forth in Section 2.2(b).

         (g) "BALANCE SHEET LIABILITIES" means all Liabilities recorded in the
Preliminary Balance Sheet or the Closing Balance Sheet, as the case may be, which Liabilities shall be connected with and/or relate to the conduct of the
Business in its normal course of business.

         (h) "BENEFIT PLAN" means any Retirement Plan and any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, loans (other than travel allowances and relocation packages), severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, health, sickness, dental, vision, life, disability, sabbatical, or accidental death and dismemberment benefits, or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by the Sellers or its Affiliates for the benefit of any Transferred Employee, or with respect to which the Sellers or its
Affiliates have or may have any liability or obligation.

                                       2

         (i) "BOOKS AND RECORDS" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and assets of such
Person, including without limitation financial statements, reliability and cost data, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans (provided that where Seller reasonably determines that any element comprising the Books and Records cannot be separated from the books and records which relate to any of Seller's Businesses (as defined in Section 2.1.(c)(v) below) other than the Business, then and in such event Seller shall furnish Buyer with such details and records relating to the
Business which Buyer may reasonably request). Nothing herein shall require
Seller to breach any confidentiality agreement. Seller shall use commercially reasonable efforts to obtain permission to disclose such confidential information to Parent or Buyer.

(j) "BUSINESS DAY" shall mean a day other than
Saturday and Sunday or any day on which banks located in the State of New York, the State of California or Israel are authorized or obligated to close.

         (k) "CLOSING BALANCE SHEET" means the audited pro forma balance sheet in respect of the Business as of the Closing Effective Date, and which shall be prepared in accordance with generally accepted accounting principles as consistently applied by Seller in Seller's preparation of its periodic financial statements in each of the three quarters which precede the Closing Date and which shall include adjustments as determined in accordance with the terms of this Agreement ("BUYER VALUE ADJUSTMENTS").

         (l) "CLOSING DATE" means a date following the satisfaction or, if permitted pursuant to the terms of Article VII hereof, waiver of the conditions to Closing set forth in Article VII hereof, as the parties hereto shall mutually agree, provided however that the Closing Date shall only occur within the first five days of a calendar month and shall be effective as of the Closing Effective
Date.

         (m) "CLOSING DOCUMENTS" means all those documents, deeds and other instruments which are required by the Definitive Agreement and/or the Ancillary
Agreements and/or by operation of law for the consummation and perfection of the
Transaction.

         (n) "CLOSING EFFECTIVE DATE" shall mean the first day of the calendar month of the Closing Date.

         (o) "CLOSING NET ASSET VALUE" shall mean the following calculated according to the Buyer Value Adjustments in the Closing Balance Sheet:

                  (i) an amount equivalent to the book value of the Inventories on the Closing Balance Sheet minus $200,000; PLUS

                                      -3-

                  (ii) an amount equivalent to the book value of the Fixed
         Assets on the Closing Balance Sheet; PLUS

                  (iii) an amount equivalent to the book value of the Other
         Assets on the Closing Balance Sheet; PLUS

                  (iv) an amount equivalent to the Accounts Receivable on the
         Closing Balance Sheet; MINUS

                  (v) an amount equivalent to the Balance Sheet Liabilities on the Closing Balance Sheet.

         (p) "CONTINUATION COVERAGE" means any legally-mandated obligation to continue to provide or subsidize health coverage following termination of employment or another event that otherwise might cause a loss of health benefit coverage.

         (q) "CONTROLLED GROUP AFFILIATE" means any Person who is in the same controlled group of corporations, who is under common control or is otherwise treated as a single employer with Seller (within the meaning of Section 414(b),
(c), (m) or (o) of the Internal Revenue Code) or would be treated as a single employer with Seller under such Code provisions if the Person were organized in the United States.

         (R) "CUSTOMER AR CLOSING PRINTOUT" means the printouts of the accounting ledgers of each of Seller's account debtors stating the amount of
Accounts Receivable existing on such account debtors' ledgers as at the Closing
Effective Date;

         (s) "DEFINITIVE AGREEMENT" means this agreement and any schedules, exhibits and attachements thereto.

         (t) "EMPLOYEE" means each employee, including without limitation the
Transferred Employees, excluding Inactive Employees, of Seller who is employed in connection with the Business.

         (u) "EPIDEMIC FAILURE", with respect to any products of the Business, shall be deemed to have occurred where, within eighteen (18) months from the date of delivery of such products, more than ten percent (10%) of any production month of such products fail due to a common defect, which defect (i) existed at the time of manufacture of such products but was not then active, discernible or evident and could not have been reasonably detected at the time of delivery using quality and acceptance tests customary in the industry, and (ii) results in recurring material failure of such products to conform to the functional or reliability requirements set forth in the specifications applicable to such products.

         (v) "ESCROW AGENT" means an independent escrow agent to be appointed by mutual agreement between the Parties, and shall be the trust company of one of the three largest banks in Israel.

                                      -4-

         (w) "EXCLUDED LIABILITIES" has the meaning set forth in Section 2.2(c).

         (x) "EXECUTION DATE" means the date of the signing and execution of the
Definitive Agreements.

         (y) "FACILITY" means the electronics manufacturing services, Purchased
Assets of Seller located at its Ma'a lot Facility in Northern Israel as of the
Closing Date, including, but not limited to, (i) Inventories; (ii) Fixed Assets;
(iii) Other Assets; (iv) Accounts Receivable; and (v) all other assets which relate to and/or are connected with the Business.

         (z) "FIXED ASSETS" means all items of plant, equipment, machinery, tools, furniture and furnishings, computers and computer supplies, office materials and supplies, the ownership and/or lease rights to the Real Property and other fixed assets used or held for use in, or necessary for the continued
conduct of, the Business provided that (i) such plant, equipment, machinery and other fixed assets exist, are in working order and are currently employed or dedicated for use in the Business and (ii) such plant, equipment, machinery and other fixed assets which are recorded in the Preliminary Balance Sheet and the
Closing Balance Sheet with a net book value of zero will be transferred to Buyer at no cost, all as listed or described in SCHEDULE 1.1(Z). The parties acknowledge and agree that a discrepancy may exist between the Fixed Assets and the net book value of Fixed Assets recorded in the Preliminary Balance Sheet and the Closing Balance Sheet in an amount up to $125,000. The Parties also acknowledge and agree that the Fixed Assets include leasehold improvements in an additional amount of $125,000 which are not supported by invoices, as well as working tools with a value of $180,000.

         (aa) "FUNDED RETIREMENT PLAN" means a Retirement Plan under which the assets to satisfy the benefit obligations are legally segregated from the general assets of the Sellers and its Affiliates and are not subject to the creditors of the Sellers or its Affiliates.

         (bb) "GOVERNMENTAL BODY" means any:

                  (i) nation, province, state, county, city, town, village,
         district, or other jurisdiction of any nature;

                  (ii) provincial, state, local, municipal, or other government;

                  (iii) governmental or quasi-governmental authority of any
         nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

                  (iv) body exercising, or entitled to exercise, any
         administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         (cc) "INACTIVE EMPLOYEE" means any Employee who has not actively worked for a period of at least thirty (30) consecutive days prior to the Closing Date, excluding: (i) any soldier on reserve duty for the Israeli Defense Forces; (ii)
any parents on pregnancy watch or maternity leave;

                                      -5-

(iii) employees on pre-approved vacation or authorized leave of absence; and
(iv) employees absent due to sickness (including sickness of a member of such employee's immediate family); for more than thirty (30) days.

         (dd) "INDEBTEDNESS" of any Person means all obligations of such Person
(i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

         (ee) "INTELLECTUAL PROPERTY" means all patents, patent rights and invention registrations of any type, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, logos, slogans, Internet domain names and web sites, meta-tags, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, trade secrets, industrial models, processes, designs, plans, proposals, methodologies, computer programs (including all source codes) and related documentation, technical data and information, manufacturing, engineering and technical drawings, know-how, all pending applications for and registrations of patents, trademarks, service marks and copyrights, and all other intellectual property, licenses and proprietary rights with respect to any of the foregoing, whether or not subject to statutory registration or protection.

         (ff) "INVENTORIES" means (i) (1) all usable (within the manufacturer's specifications (e.g. date code, storage, etc.) for products) inventories of raw materials, stocks, work in process and finished goods (including bulk or "C"
parts) which relate to products to be supplied within six (6) months following the Closing Date and which are supported by firm and non-cancelable customer purchase orders and (2) up to $185,000 worth of additional raw materials, work in process and finished goods to support that certain purchase order from
Orbotech currently requesting delivery outside of the six month period; (ii)
stocks and materials ordered in respect of ECO's (Engineering Change Orders) or engineering jobs requested by customers in terms of ad hoc agreements with or without purchase orders for supply within six (6) months following the Closing
Date; (iii) Long Lead Items (LLI) which relate to products supplied on a current basis for customers; (iv) Minimum Order Quantities (MOQ) of materials and stocks; (v) spare parts, including spare parts for use after the expiration of six months following the Closing Date; (vi) packaging materials; and (vii)
consumed materials; provided, however, that the book value of inventories in subsections (ii) through (vii) shall not exceed $200,000 The parties acknowledge and agree that the net book value of inventories shall be calculated on the basis previously applied by Seller.

         (gg) "LAW" means any applicable law (including common law), statute, rule, regulation, ordinance, extension order, or other pronouncement having the effect of law in the State of Israel or any other country or Governmental Body having jurisdiction in matters pertaining to the subject matter of this
Agreement.

         (hh) "LIABILITY" means any Indebtedness, obligation or other liability of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

                                      -6-

         (ii) "LICENSES" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Body (including, without limitation,
Environmental Permits) in connection with and/or pertaining to the Facility and/or the Business.

         (jj) "LIEN" means any mortgage, pledge, lien, charge, claim, security interest, adverse claims of ownership or use, restrictions on transfer, defect of title or other encumbrance of any sort, other than (a) mechanic's, materialmen's, and similar liens with respect to any amounts not yet due and payable, and (b) liens for taxes not yet due and payable.

         (kk) "MATERIAL ADVERSE EFFECT" means any adverse change in the business, the operations, assets (including intangible assets), liabilities
(contingent or otherwise), results of operations or financial performance, or condition (financial or otherwise) of Parent or any of its subsidiaries, on the one hand, or the Business, the Facility and the Purchased Assets in the
aggregate, on the other hand, which is material to Parent and its subsidiaries, taken as a whole, or the Business, the Facility and the Purchased Assets in the
aggregate, as the case may be.

         (ll) "ORDER" means any writ, judgment, decree, injunction, administrative order, directive or similar order or directive of any
Governmental Body (in each such case whether preliminary or final).

         (mm) "OTHER ASSETS" means all other assets and all prepaid expenses relating to the Business purchased or incurred in the ordinary course of business, a list of which will be provided by Seller and attached as SCHEDULE
1.1(MM).

         (nn) "PERMIT" shall mean the licenses, permits, authorizations, registrations, certificates, variances, approvals, consents and franchises and similar rights obtained from governments and any Governmental Body, and any pending applications relating to the foregoing in respect of and/or in connection with the Business and/or the Facility.

         (oo) "PERSON" means any individual, corporation (including any non-profit corporation), company, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body or other entity.

         (PP) "POST CLOSING CUSTOMER AR PRINTOUTS" means printouts of the accounting ledgers of Seller's account debtors issued after the Closing Date which confirm that certain accounts receivable specified therein are due by such account debtors as of the Closing Effective Date, provided that such specified accounts receivable were (i) included in the Seller's AR Printout delivered by
Seller to Buyer in terms of Section 7.1(p) below; and (ii) were not included in the Customer AR Closing Printouts issued by the relevant account debtor and delivered to Buyer at the Closing Date in terms of Section 7.1(p) below;

         (qq) "PRELIMINARY BALANCE SHEET" means the special ad hoc pro forma balance sheet to be prepared by Seller solely in respect of the Business (which shall be prepared in accordance with generally accepted accounting principles as consistently applied by Seller in

                                      -7-

Seller's preparation of its periodic financial statements in each of the three quarters which precede the Closing Date), which shall reflect Seller's best assessments of the assets and liabilities of the Business as at the Closing
Effective Date, which shall be furnished by Seller to Buyer not later than one
(1) day prior to the Closing Date, and which include the Buyer Value
Adjustments.

         (rr) "PRELIMINARY NET ASSET VALUE" shall mean the following calculated according to the Buyer Value Adjustments in the Preliminary Balance Sheet:

                  (i) an amount equivalent to the book value of the Inventories on the Preliminary Balance Sheet minus $200,000; PLUS

                  (ii) an amount equivalent to the book value of the Fixed
         Assets on the Preliminary Balance Sheet; PLUS

                  (iii) an amount equivalent to the book value of the Other
         Assets on the Preliminary Balance Sheet; PLUS

                  (iv) an amount equivalent to the Accounts Receivable as
         recorded on the Seller's AR Printout; MINUS

         (ss) an amount equivalent to the Balance Sheet Liabilities on the
Preliminary Balance Sheet;

         (tt) "PURCHASE PRICE" means an amount equal to the Preliminary Net
Asset Value (the "PRELIMINARY NET ASSET VALUE AMOUNT") subject to adjustment pursuant to Section 2.4 below, plus a goodwill payment (the "GOODWILL PAYMENT")
of eight million dollars (US$8,000,000), plus the applicable VAT, minus the Fire
Code Amount, if any, unless reserved on the Preliminary Balance Sheet and the
Closing Balance Sheet.

         (uu) "PRINCIPAL CUSTOMERS" means Elgems Ltd. and Phillips Medical
Systems Technologies Ltd.

         (vv) "REAL PROPERTY" means any Owned Real Property or Leased Real
Property.

         (ww) "REPRESENTATIVES" means, with respect to a Person, that Person's officers, directors, employees, accountants, counsel, investment bankers, financial advisors, agents and other representatives.

         (xx) "RETIREMENT BENEFIT RIGHTS" means any pension, lump sum, gratuity, prior notice, adjustment period or any right or benefit of a financial nature or value, provided or generally intended to be provided on termination of employment, including without limitation, resignation, dismissal, retirement or on death, and excluding payments required to be made as compensation for breach of the employment relationship by the employer, all in respect of a Transferred
Employee. Post-retirement health benefits are deemed to be "RETIREMENT BENEFIT
RIGHTS"; provided, however, that benefits provided under an arrangement the sole purpose of which is to provide benefits on

                                      -8-

injury or death by accident occurring while an individual is a service provider to the Sellers or its Affiliates are not Retirement Benefit Rights.

         (yy) "RETIREMENT PLAN" means an arrangement for the provision of
Retirement Benefit Rights to Transferred Employees (and, if applicable, beneficiaries thereof).

         (ZZ) "SELLER AR PRINTOUT" means the printout of Seller's accounting ledger stating the amount of each account debtors' Accounts Receivable existing as at the Closing Effective Date;

         (aaa) "SELLER'S INTELLECTUAL PROPERTY RIGHTS" means: patents, patent rights and invention registrations of any type, trademarks and trademark rights, trade names and trade name rights, brand names, logos, slogans, Internet domain names and web sites, processes, formulae, copyrights and copyright rights, business and product names, trade secrets, all pending applications for and registrations of patents, trademarks, service marks and copyrights, and all other intellectual property, licenses and proprietary rights with respect to any of the foregoing, whether or not subject to statutory registration or protection, which are not related to the Business, the Facility or the Purchased
Assets, including without limitation: (a) patents registered in the name of
Seller which have been assigned or transferred to others, including the
Principal Customers; (b) patents which are recorded in the name of Seller but which are used and applied for the benefit of third parties; and (c) patents which are owned by Seller but which have been licensed by Seller to third parties.

         (bbb) "SELLER'S RETAINED ENVIRONMENTAL LIABILITIES" means any liability, obligation, judgment, penalty, fine, cost or expense, (including reasonable attorneys' fees and environmental consultant costs) of any kind or nature, or the duty to indemnify, defend or reimburse any Person with respect to: (i) the presence on or before the Closing Date of any Hazardous Material in the soil, groundwater, surface water, air or building materials of any Business
Facility, or known to be migrating to any Business Facility as of the Closing
Date ("PRE-EXISTING CONTAMINATION"); (ii) the migration at any time prior to or after the Closing Date of Pre-Existing Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof;
(iii) the exposure of any Person to Pre-Existing Contamination or to Hazardous
Materials in the course of or as a consequence of any activities of the Business prior to the Closing Date, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; (iv) the violation of any
Environmental Laws by the Seller or its agents or employees prior to the Closing
Date or in connection with the operation of the Business prior to the Closing
Date; (v) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing; and (vi) any of the foregoing to the extent they continue after the Closing Date; all the foregoing subject, however, to the relevant provisions of Israeli Law.

         (ccc) "TRANSFERRED EMPLOYEE" means all employees of Seller who become employees of Buyer as a result of this Agreement.

         (ddd) "TRANSACTION" means the transaction which is the subject matter of this Agreement for the sale and acquisition of the Business, the Purchased
Assets, the Assumed Liabilities and the Facility as a "going concern", the terms and conditions of which are set forth herein.

                                      -9-

         (eee) "UNFUNDED RETIREMENT PLANS" means those Retirement Plans that are not Funded Retirement Plans.

         (fff) "VAT" means Value Added Tax imposed, due and payable pursuant to the provisions of Israeli Law. ARTICLE II

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

2.1      Purchase and Sale of Assets.

         (a) Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing (as defined in Section 2.3(a) hereof), Buyer shall irrevocably purchase from Seller, and Seller shall irrevocably sell, convey, transfer, assign and deliver to Buyer, the Purchased Assets (as defined in
Section 2.1(b) hereof), free and clear of all Liens except for Permitted Liens
(as defined in Section 3.10(b) below).

         (b) Definition of Purchased Assets. For all purposes of and under this
Agreement, the term "PURCHASED ASSETS" shall mean, refer to and include all of
Seller's right, title and interest in and to all tangible and intangible assets, properties and rights which are owned, used or held for use by Seller related to and/or in connection with the Business, including, without limitation, the following to the extent owned, used or held for use by Seller as of the Closing
(but specifically excluding the Excluded Assets (as defined in Section 2.1(c)
hereof)):

                  (i) all real property owned by Seller described in SCHEDULE
         2.1(B)(I), and all of the rights arising out of the ownership thereof or appurtenant thereto, together with all buildings, structures, facilities, fixtures and other improvements constructed thereon or made thereto (collectively, the "OWNED REAL PROPERTY");

                  (ii) all rights of Seller in, to or under the leases
         (including long term leases) and subleases of real property described in SCHEDULE 2.1(B)(II) as to which Seller is the lessee or sublessee, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses and permits appurtenant to or related to such leases and subleases, if any (the "LEASED REAL PROPERTY");

                  (iii) all tangible personal property (whether or not located at the Facility) related to and/or connected with the Business, including, without limitation, all machinery, equipment and tools, furniture and furnishings, computers and computer supplies, office materials and supplies, Fixed Assets, Inventories, manufactured and purchased goods, and all goods in process and finished goods (the
         "TANGIBLE PERSONAL PROPERTY");

                  (iv) all rights of Seller in, to or under (a) the leases or subleases of Tangible Personal Property described in SCHEDULE
         2.1(B)(IV)(A) as to which Seller is the lessor or sublessor, and
         (b) the leases of Tangible Personal Property described in
         SCHEDULE 2.1(B)(IV)(B) as to

                                      -10-

which Seller is the lessee or sublessee, together with any options to purchase the underlying property, if any (the leases and subleases described in subclauses (a) and (b) hereof, the "PERSONAL PROPERTY LEASES");

         (v) all Account Receivables specified in SCHEDULE 1.1(A);

         (vi) all Books and Records relating to the Business or the Purchased
Assets or used or held for use in, or necessary for the continued conduct of, the Business;

         (vii) all rights under any contracts, indentures, mortgages, instruments, Liens, guaranties or other agreements of Seller related to and/or connected with the Business, including but not limited to all manufacturing agreements with customers and all supply agreements with suppliers, service agreements, other than the Excluded Agreements, as set forth on SCHEDULE
2.1(B)(VII) (the "ASSIGNED CONTRACTS"), subject however to the consent of each such contracting party to the assignment by Seller of its rights in terms thereof to Buyer;

         (viii) all Licenses (including applications therefor) used or held for use in the conduct of the Business, including, without limitation, those
Licenses listed in SCHEDULE 2.1(B)(VIII) to the extent that such Licenses are transferable (the "ASSUMED LICENSES");

         (ix) all rights under all permits, authorizations, orders, registrations, certificates, variances, approvals, consents and franchises or any pending applications of Seller related to and/or connected with the
Business, including without limitation all Permits, to the extent such rights are transferable;

         (x) all claims, actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or character related to or in connection with the
Business, but excluding those referred to in Section 2.1(c)(vii) below;

         (xi) all insurance policies, and refunds paid or payable in connection with the cancellation or discontinuance of any such insurance policies following the Closing Date related to and/or connected with the Business or the Purchased
Assets;

         (xii) the goodwill associated with the business of Seller related to and/or connected with the Business;

         (xiii) all government incentive programs related to and/or connected with the Business as listed or described in SCHEDULE 2.1(B)(XIII), subject to approval by the relevant Governmental Body; provided however that Seller's obligation hereunder shall be limited to executing all documents and instruments required to be executed by it to effect such transfer and to providing Buyer with all information available to Seller related thereto; and

         (xiv) all Other Assets.

                                      -11-

         (xv) all security deposits deposited by or on behalf of Seller as lessee or sublessee under the Real Property Leases or the Personal Property
Leases, or otherwise, all of which pertain to the Business, if any (the "TENANT
SECURITY DEPOSITS").

         (c) Definition of Excluded Assets. Notwithstanding anything to the contrary set forth in this Section 2.1 or elsewhere in this Agreement, the term
"Purchased Assets" shall not mean, refer to or include any of the following
(collectively, the "EXCLUDED ASSETS") to the extent owned, used or held for use by Seller as of the Closing:

         (i) all cash on hand and cash on deposit in Seller's bank accounts set forth on SCHEDULE 2.1(C)(I);

         (ii) except with respect to any refund of VAT paid by Buyer or Parent in connection with the transaction contemplated by this Agreement (which shall be a Purchased Asset), all refunds of Taxes with respect to Taxes paid or accrued by Seller;

         (iii) all claims, actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature (including any such item relating to Taxes)
relating to the Excluded Assets or the Excluded Liabilities;

         (iv) all rights of Seller under this Agreement, any agreement, certificate, instrument or other document executed and delivered by Seller or
Buyer in connection with the Transaction or any side agreement between Seller and Buyer entered into on or after the date hereof;

         (v) all assets and rights of whatever nature or kind which relate to and/or are connected with and/or pertain to all and any of the business activities of Seller which are not the subject matter of the Transaction in terms of this Agreement or are not related to the Business and/or the Facility and/or the Purchased Assets and/or the Assumed Liabilities (collectively
"SELLER'S BUSINESSES");

         (vi) all Books and Records of Seller which relate to Seller's
Businesses, the Taxes or Excluded Assets; provided, however, Seller agrees that it shall provide Buyer with copies of, or reasonable access to, such books and records to the extent that any such Books and Records relate to any of the
Purchased Assets or Assumed Liabilities;

         (vii) any and all accounts receivable which (a) Buyer has not agreed to purchase or were set aside as reserves, as set forth in SCHEDULE 2.1.(C)(VII);
and (b) are specified in Schedule 1.1.(a) but which have not been collected by
Buyer within ninety (90) days of the Closing Date and which have been re-assigned by Buyer to Seller as contemplated in Section 11.5 below; and

         (viii) the Seller's Intellectual Property Rights.

                                      -12-

     2.2 Assumption of Liabilities

     (a)Assumption. Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall irrevocably assume from Seller, and Seller shall irrevocably convey, transfer and assign to Buyer, all of the Assumed
Liabilities (as defined in Section 2.2(b) hereof). Buyer shall not assume any liabilities of Seller pursuant hereto, other than the Assumed Liabilities.

     (b) Definition of Assumed Liabilities. For all purposes of and under this
Agreement, the term "ASSUMED LIABILITIES" shall mean, refer to and include the following liabilities of Seller (but specifically excluding the Excluded
Liabilities (as defined in Section 2.2(c) hereof)):

       (i) the Balance Sheet Liabilities;

       (ii) (1) all open purchase orders which, upon receipt, will qualify as
Inventory and (2) all other off-balance sheet liabilities the categories of which will be described in SCHEDULE 2.2.(B)(II), which schedule will have been provided to Buyer prior to the execution of this Agreement; provided however, that Buyer shall not be required to assume any off-balance sheet liability incurred after receipt of Schedule 2.2(b)(ii) which was not incurred in the ordinary course of business (unless Buyer has agreed to such incurrence in writing).;

       (iii) all Liabilities under Permits arising after the Closing Date;

       (iv) all Liabilities related to the Purchased Assets to the extent arising from or related to any facts or circumstances occurring after the
Closing Date;

       (v) all Liabilities related to the Transferred Employees arising from or related to any facts or circumstances occurring after the Closing Date and in addition Liabilities related to any facts or circumstances occurring prior to the Closing Date for which funds have been transferred or reserves have been recorded on the Closing Balance Sheet; and

       (vii) all Liabilities with respect to accounts payable attributable to
Inventories and Fixed Assets as set forth on SCHEDULE 2.2(B)(VI). all
Liabilities under all of Seller's standard warranty and service arrangements for products manufactured, assembled or sold on or before the Closing; provided, however, that this subsection (vii) shall exclude all Liabilities for Epidemic
Failures.

     (c) Definition of Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Section 2.2 or elsewhere in this Agreement, the term
"Assumed Liabilities" shall not mean, refer to or include the following
(collectively, "EXCLUDED LIABILITIES"):

       (i) any and all Liabilities or obligations of Seller arising from the breach by Seller prior to the Closing Date of any term, covenant or provisions of any of the Assigned Contracts;

                                      -13-

       (ii) all Liabilities for Taxes of Seller or Taxes attributable to the ownership or operation of the Business and the Purchased Assets for any taxable period (or portion of any period) ending on or prior to the Closing Date and, including, without limitation, all liabilities for Taxes attributable to the
Transaction;

       (iii) all Liabilities relating to options, warrants and other rights to purchase or otherwise acquire shares of capital stock of Seller;

       (ix) all Liabilities to shareholders of Seller in their capacity as such;

       (v) all Liabilities of Seller under this Agreement or any other certificate, instrument or other agreement entered into in connection with the
Transaction;

       (vi) except as set forth in Section 2.2(b), all Liabilities for any commitment, obligation, duty or Liability (including but not limited to employee benefits and compensation arrangements) (1) of Seller to any Transferred
Employee that arose due to facts and circumstances prior to the Closing Date,
(2) of Seller to any employee that is not a Transferred Employee (except for liabilities for which funds have been transferred or reserves have been recorded on the Closing Balance Sheet) or (3) of Seller to any employment agency employees with respect to the applicability of the July 27, 2001 amendment of the Israeli labor laws due to facts and circumstances arising prior to the
Closing Date;

       (vii) Seller's Retained Environmental Liabilities;

       (viii) any and all Liabilities, commitments and obligations of Seller arising from facts and circumstances occurring or existing prior to the Closing
Date resulting from any litigation, claim, dispute, arbitration, investigation, other proceeding or threat thereof, and all other Liabilities, commitments and obligations arising in connection with all actions, suits, claims, dispute, arbitrations, investigations, proceedings or threat thereof pending on the
Closing Date or which are submitted, arise or come about following the Closing
Date but which relate to causes of action, facts and circumstances or events which transpired prior to the Closing Date, including but not limited to disputes between the Seller and Orbit Avionics Systems, S.Y. Assembly,
Carmochrome Limited, Michael Hines, Ma'a lot municipality, GE Medical Systems
(July 4, 2002 letter), ACI Com, Solectron, and Felix Kenin and any unpaid manufacturing association fees;

       (ix) all Liabilities of Seller or any successor thereto for any breach of this Agreement by Seller, or any representation or warranty of Seller contained herein;

       (x) all Liabilities for legal, accounting, audit and investment banking fees, brokerage commissions, and any other expenses incurred by the Seller in connection with the negotiation and preparation of this Agreement and the sale of the Purchased Assets;

       (xi) all Liabilities for or related to Indebtedness of Seller, on its own behalf or on behalf of other Persons, to banks, financial institutions or other
Persons with respect to borrowed money, and including any accrued interest payable in respect thereof;

                                      -14-

       (xii) all Liabilities that are attributable to any of the Excluded
Assets;

       (xiii) all Liabilities for Epidemic Failures for products manufactured, assembled or sold on or before the Closing Date provided that (a) Buyer is obligated to pay such Liability and (b) such Liability reflects Buyer's proven costs to remedy the Epidemic Failure and (c) the Liability is in excess of the amount remaining in the initial $90,000 warranty reserve ;

       (xiv) all Liabilities of Seller arising on or before the Closing Date to customers whose purchased products are no longer covered by warranty consistent with Seller's long-term support policies except where such Liability is required by any contract;

       (xv) except as set forth on Schedule 2.2(b)(vi), all Liabilities of
Seller with respect to accounts payable;

       (xvi) all Liabilities of Seller for injury to or death of persons
(including, without limitation, workers' compensation claims) or damages to or destruction of properties or assets, arising from the sale or distribution of products distributed, and/or business services provided, by Seller on or before the Closing Date, whether or not any such liability arises before or after the
Closing Date, including, without limitation, liability for consequential and punitive damages in connection with the foregoing;

       (xvii) all Liabilities arising out of or in any way related to the infringement of Intellectual Property arising out of the conduct of the
Business, prior to the Closing Date, including, without limitation, liability for consequential and punitive damages in connection with the foregoing;

       (xviii) all Liabilities other than Assumed Liabilities.

2.3    Closing.

       (a) The consummation of the purchase and sale of the Purchased Assets
(the "CLOSING") and the assumption of the Assumed Liabilities shall take place at such place in Israel as Buyer and Seller mutually agree, at 10:00 A.M. local time, on the Closing Date unless otherwise mutually agreed by Buyer and Seller.
The Closing shall be deemed to be effective as of 12:01 A.M., local time in
Israel, on the Closing Effective Date (the "CLOSING TIME").

       (b)As soon as practicable following the date hereof and at all times until the purchase by Buyer of all of the Purchased Assets, Buyer and Seller
shall cooperate in good faith to (i) formulate and effect a plan and closing schedule for the transfer of the Purchased Assets, the Assumed Liabilities and
the Business to Buyer pursuant to this Agreement, and (ii) identify the
Purchased Assets to be purchased by Buyer pursuant to this Agreement at the
Closing, and (iii) identify the Assumed Liabilities to be assumed by Buyer pursuant to this Agreement at the Closing.

                                      -15-

       (c) Not more than three (3) calendar days following the Closing Effective
Date (and at least two (2) calendar days prior to the Closing Date), Seller shall furnish to Buyer the Preliminary Balance Sheet and a statement indicating the Preliminary Net Asset Value in terms of the Preliminary Balance Sheet. Buyer shall have been given full access to the relevant records and working papers used by Seller to prepare the Preliminary Balance Sheet. Buyer shall approve or dispute the Preliminary Net Asset Value prior to the Closing Date. In the event
Buyer disputes the aggregate amount of the Preliminary Net Asset Value and the amount of the dispute exceeds $1,000,000, any disputed amount in excess of
$1,000,000 (the "ADDITIONAL ESCROW AMOUNT") shall be deposited with the Escrow
Agent and shall be added to the Escrow Amount.

       (d) At the Closing, on the terms and subject to the conditions set forth in this Agreement, as full payment for the transfer of the Purchased Assets and the assignment of the Assumed Liabilities, by Seller to Buyer, Buyer shall pay to Seller the Purchase Price, less those amounts which are to be delivered to the Escrow Agent in terms of the provisions of Section 2.3(e) below. Payment of the Purchase Price, less those amounts which are to be delivered to the Escrow
Agent in terms of the provisions of Section 2.3(e) below, shall be effected by wire transfer of immediately available funds in United States dollars to such account or accounts as Seller may direct by written notice delivered to Buyer by
Seller at least two (2) Business Days prior to the Closing Date. Buyer undertakes to execute payment of all VAT payments due and payable under applicable Law in respect of those payments that are subject to VAT as determined by Seller on the basis of a legal opinion (unless Buyer provides a valid exemption to payment of VAT) by not later than a date three (3) Business
Days prior to the date upon which Seller is obligated to make its VAT returns in respect of the Transaction.

       (e) Subject to and in accordance with the provisions of Article VII hereof, at the Closing, Buyer shall cause the following amounts to be delivered to the Escrow Agent, namely :

           (i) The "ESCROW AMOUNT", being the aggregate of : (1) an amount of cash equal to fifteen percent (15%) of the aggregate value of the Inventories and the Fixed Assets as set forth on the Preliminary Balance Sheet; and (2) the
Additional Escrow Amount (as defined in Section 2.3(c) above), if relevant. The
Escrow Amount shall be available to compensate Buyer in the event of an adjustment to the Preliminary Net Asset Value Amount pursuant to Section 2.4(f)
and in the amount of any AR Offset Amount and Inventories Offset Amount in
accordance with Section 2.4(e); and

           (ii) The "AR ESCROW AMOUNT", being an amount of cash equal to 15% of the Accounts Receivable as specified in the Customer AR Closing Printouts delivered on the Closing Date in terms of Section 7.1(p) below. The AR Escrow
Amount shall be retained separately from the Escrow Amount in order to reimburse
Buyer in the event and to the extent that any Accounts Receivable shall remain uncollected as of the ninety-first (91st) day following the Closing Date pursuant to Section 2.5. The AR Escrow Amount may be supplemented from time to time in accordance with the provisions of Section 2.3(e)(iii) below; and

           (iii) the AR EXCESS AMOUNT, if relevant. However, the AR Excess
Amount shall be released in the event and in the amount that Seller delivers to
Buyer: (1) Post Closing

                                      -16-

Customer AR Printouts (which serve to reduce the total
of the AR Excess Amount); and (2) AR Assignment Notices in respect of the
Accounts Receivable specified in the Post Closing Customer AR Printouts (to the extent not previously delivered to Buyer in terms of Section 7.1(q) below). The reductions of the AR Excess Amount shall be carried out within a reasonable time following the delivery to Buyer of the appropriate Post Closing Customer AR
Printouts and AR Assignment Notices but no less frequently than every 14 days, as required, by agreement between Seller and Buyer and by joint written instructions to the Escrow Agent. Buyer may not unreasonably withhold its consent to reductions of the AR Excess Amount which are supported by Post
Closing Customer AR Printouts and for which AR Assignment Notices have been delivered. Upon receipt of such written instructions, the Escrow Agent shall release to Seller from the AR Excess Amount held by it that portion of the AR
Excess Amount specified in the joint written instructions, less an amount equivalent to 15% of such reduced amount which Escrow Agent shall add to, and retain as part of, the AR Escrow Amount in terms of Section 2.3(e)(ii) above.

           (iv) For the avoidance of doubt, any Accounts Receivable which are detailed in the Post Closing Customer AR Printouts delivered to Buyer and in respect of which reductions in the AR Excess Amount have been made in terms of
Section 2.3(e)(iii) above, shall be deemed to constitute Accounts Receivable acquired by Buyer in terms of, and subject to the provisions of, this Agreement.

           (v)If by a date forty-five (45) days following the Closing Date any balance of the AR Excess Amount remains which has not been substantiated by Post
Closing Customer AR Printouts and reduced in accordance with the provisions of
Section 2.3(e)(iii) above, then : (1) the Escrow Agent shall release the balance of the AR Excess Amount to Buyer; and (2) the relevant accounts receivable which have not been so substantiated shall be deemed to constitute accounts receivable which have not been acquired by Buyer in terms of this Agreement, and which shall be governed by the provisions of Section 11.5 below;.

           (vi) The Escrow Amount and the AR Escrow Amount shall be released by the Escrow Agent as provided in Section 2.12(a), subject to all and any adjustments to be made pursuant to Sections 2.4 and 2.5 hereof. Seller also shall pay Buyer any amount by which the aggregate book value of Accounts
Receivable which are past due 45 days following the Closing Date exceed the
Escrow Amount in accordance with Sections 2.4(h) and 2.5(e).

     (f) At the Closing, and simultaneously with the payment of the Purchase
Price payable in connection therewith pursuant to Section 2.3(d) and the deposit with the Escrow Agent of those amounts specified in Section 2.3(e) above:

           (i) Seller shall assign and transfer to Buyer good and valid title in and to the Purchased Assets (free and clear of all Liens, other than Permitted
Liens) by delivery of a General Assignment and Bill of Sale in form and substance reasonably acceptable to Buyer and Seller (the "GENERAL ASSIGNMENT"), duly executed by Seller and Buyer;

           (ii) A deed of sale, proper in content and form, in respect of the sale and transfer of the Owned Real Property together with any required consents;

                                      -17-

           (iii) an Assignment of Lease in form and substance reasonably acceptable to Buyer and Seller with respect to the Leased Real Property, together with the consent of the lessor to such assignment;

           (iv) such other instruments of conveyance, assignment and transfer as
Buyer shall reasonably request, in form and substance reasonably acceptable to
Buyer and Seller (the "ASSUMPTION AGREEMENT"), duly executed by Buyer and
Seller, as well as such other instruments of assumption as Seller shall reasonably request, in form and substance reasonably acceptable to Seller and
Buyer, as shall be effective to cause Buyer to validly, properly and entirely assume the Assumed Liabilities as and to the extent provided in this Agreement
(the Assumption Agreement and such other instruments referred to in this Section
2.3(f)(iv) being collectively referred to herein as the "ASSUMPTION
INSTRUMENTS").

           (v) At the Closing, there shall also be delivered to Seller and Buyer the certificates and other contracts, documents and instruments required to be delivered pursuant to Article VII hereof.

     2.4 Post-Closing Purchase Price Adjustments.

           (a) Preparation of Closing Net Asset Value Statement. As soon as reasonably practicable after the Closing Date (but not later than forty five
(45) days after the Closing Date), Seller shall prepare and deliver to Buyer at
Seller's expense an audited Closing Balance Sheet and a statement indicating the
Closing Net Asset Value as of the Closing Date (the "CLOSING NET ASSET VALUE
STATEMENT"). Buyer shall reasonably cooperate with Seller's external auditors in order to enable the preparation of the audited Closing Balance Sheet.

     (b) Verification. As soon as reasonably practicable after the Closing Date
(but not later than forty five (45) days after the Closing Date), Buyer shall verify that the Fixed Assets, the Accounts Receivable and the Inventories stated
in the Preliminary Balance Sheet and the statement of the Preliminary Net Asset
Value accurately reflect the Fixed Assets, Accounts Receivable and Inventories
delivered to Buyer as part of the Purchased Assets at the Closing (the
"VERIFICATION"). Seller shall reasonably cooperate with Buyer in order to enable
Buyer to perform the Verification. Without derogating from the foregoing, the
Parties agree that an Inventories count will be conducted jointly as soon as practicable prior to the Closing Date. Verification of the Inventories must be conducted expeditiously, commencing as soon as practicable following the Closing
Date, and Buyer undertakes to act accordingly.

     (c) Review of Preliminary Closing. Buyer shall be given full access, during regular business hours, to the relevant records and working papers used by
Seller to review the Closing Balance Sheet and the

                                      -18-

Closing Net Asset Value Statement and to review the results of the Verification in relation to the Closing Balance Sheet and the Closing Net Asset Value
Statement. If Buyer believes that any changes are required to be made to the
Closing Balance Sheet and the Closing Net Asset Value (including but not limited to changes based on differences between the Closing Balance Sheet and the results of the Verification) (a "MATERIAL UNCERTAINTY"), Buyer shall, within twenty one (21) days after the later of the receipt by it of the Closing Balance
Sheet and the Closing Net Asset Value Statement or the completion of Buyer's
Verification pursuant to Section 2.4(b) (the "DISPUTE PERIOD"), give written notice to Seller (a "DISPUTE NOTICE") of any such proposed change or Material
Uncertainty, describing the change or Material Uncertainty and the basis for the change or Material Uncertainty in reasonable detail. Buyer may also include in the Dispute Notice a claim for (i) any amount equal to the book value of the
Accounts Receivable which as of the date 45 days following the Closing Date are past due (the "AR OFFSET AMOUNT") and (ii) any amount equal to Inventories which relate to purchase orders which have been canceled on or prior to the date 45 days following the Closing Date (the "INVENTORIES OFFSET AMOUNT"). The Closing
Balance Sheet and the Closing Net Asset Value Statement shall be binding and conclusive upon, and deemed accepted by, Buyer unless Buyer shall have delivered a Dispute Notice to Seller during the Dispute Period.

     (d) Disputes. Disputes between Buyer and Seller relating to (i) the Closing
Balance Sheet and the Closing Net Asset Value Statement, (ii) the AR Offset
Amount and (ii) the Inventories Offset Amount that cannot be resolved by them within thirty (30) days after receipt by Seller of a Dispute Notice in respect of the Closing Balance Sheet and the Closing Net Asset Value Statement shall be referred to an accounting firm agreed upon by the Parties in Israel for arbitration which will serve as the accounting arbitrator (the "ACCOUNTING
ARBITRATOR") with respect to the Dispute Notice. The Accounting Arbitrator will be instructed to select, in its discretion, the individuals within its organization who will have primary responsibility for this matter and to reach a determination within forty-five (45) days from the date of referral. The
Accounting Arbitrator shall be required, if so requested by either party, to allow both Parties an opportunity to give explanations and/or to provide documentation in support of the position adopted by the respective Parties regarding the Dispute. The decision of the Accounting Arbitrator will be final and binding upon the Parties. The decision of the Accounting Arbitrator shall be paid one-half by Seller and one-half by Buyer. The Closing Balance Sheet and the
Closing Net Asset Value Statement as adjusted by the Accounting Arbitrator in accordance with this Section 2.4(d), shall be final and binding. Notwithstanding the provisions of Section 11.2 (Dispute Resolution) below and the provisions of applicable law in Israel, the limited arbitration described in this Section
2.4(d) shall not be governed by the provisions of the Israel Arbitration Law,
5728 - 1968 and the Schedule, as amended, now in effect or as hereafter amended, or any subsequent legislation replacing or supplanting same, and for this purpose the Accounting Arbitrator shall be deemed to be an expert and not an arbitrator within the meaning of the Arbitration Law abovementioned.

     (e) Final Closing Balance Sheet. The Closing Balance Sheet and the Closing
Net Asset Value Statement shall become final with respect to all or any portion thereof, and binding upon Parent, Buyer and Seller upon the earlier of (i) the failure by Buyer to object to all or any portion thereof within the period specified under Section 2.4(c), (ii) an agreement between Buyer and Seller with respect thereto, or (iii) the decision by the Accounting Arbitrator with respect to any disputed matters pursuant to Section 2.4(d). The Closing Balance Sheet and the Closing Net Asset Value Statement, as adjusted pursuant to the agreement of Buyer and Seller or the decision of the Accounting Arbitrator, upon becoming final and binding pursuant to this Section 2.4(e), shall be referred to herein as the "FINAL CLOSING BALANCE SHEET" and the "FINAL CLOSING NET ASSET VALUE,"
respectively. The AR Offset Amount and the Inventories Offset Amount shall become final with

                                      -19-

respect to all or any portion thereof, and binding upon Parent, Buyer and Seller upon the earlier of (i) an agreement between Buyer and Seller with respect thereto or (ii) the decision by the Accounting Arbitrator with respect to any disputed matters pursuant to Section 2.4(d) or (iii) the failure of Seller to object to all or any portion thereof within the period specified in Section
2.4(d) above. The AR Offset Amount and the Inventories Offset Amount, as
adjusted pursuant to the agreement of Buyer and Seller or the decision of the
Accounting Arbitrator, upon becoming final and binding pursuant to this Section
2.4(e), shall be referred to herein as the "FINAL AR OFFSET AMOUNT" and the
"FINAL INVENTORIES OFFSET AMOUNT," respectively.

     (f) Adjustment to the Closing Net Asset Value. The Preliminary Net Asset
Value Amount paid at the Closing shall be subject to adjustment pursuant to the following provisions of this Section 2.4(f):

           (i) If the Final Closing Net Asset Value as reflected in the Final
Closing Balance Sheet is less than the Preliminary Net Asset Value as reflected in the applicable Preliminary Balance Sheet, then the Final Closing Net Asset
Value shall be decreased on a dollar-for-dollar basis by an amount (the
"DECREASE AMOUNT") equal to the amount by which the Final Closing Net Asset
Value as reflected in the Final Closing Balance Sheet is less than the
Preliminary Net Asset Value as reflected in the Preliminary Balance Sheet. The
Decrease Amount shall be payable by Escrow Agent from the Escrow Amount to Buyer in immediately available funds pursuant to Section 2.4(g). In the event that the
Decrease Amount is greater than the Escrow Amount, the difference between the
Decrease Amount and the Escrow Amount shall be payable by Seller to Buyer in immediately available funds pursuant to Section 2.4(g). Seller shall bear any
VAT applicable (as determined by Buyer based on an opinion by Buyer's counsel)
on payments made in terms of this Section.

           (ii) If the Final Closing Net Asset Value as reflected in the Final
Closing Balance Sheet is greater than the Preliminary Net Asset Value as reflected in the Preliminary Balance Sheet, then the Final Closing Net Asset
Value shall be increased on a dollar-for-dollar basis by an amount (the
"INCREASE AMOUNT") equal to the amount by which the Final Closing Net Asset
Value as reflected in the Final Closing Balance Sheet is greater than the
Preliminary Net Asset Value as reflected in the Preliminary Balance Sheet. The
Increase Amount shall be payable in the first instance by the Escrow Agent from the Escrow Amount to the Seller (subject to any AR Setoffs) and to the extent that the Escrow Amount is insufficient, Buyer undertakes to pay directly to
Seller the difference between the Escrow Amount and the Increase Amount subject to a deduction of 15% of that amount which shall be paid to the Escrow Agent as part of the AR Escrow Amount.All Payments shall be in immediately available funds pursuant to Section 2.4(g) plus VAT.

           (g) Payments of Adjustment Amount. As soon as practicable (but not more than five (5) Business Days) after all or any portion of a Closing Net
Asset Value shall become final and binding pursuant to Section 2.4(e) hereof,
Buyer, Seller and/or or Escrow Agent, as the case may be, shall make the payment contemplated by Section 2.4(f) in respect of all or such portion of such Closing
Net Asset Value that has become final and binding (it being the intention of the parties that the payment of all undisputed amounts set forth in any Closing Net
Asset Value that become final and binding pursuant to Section 2.4(e) shall not be contingent upon the resolution of any disputed

                                      -20-

amounts set forth in such Closing Net Asset Value). All payments required to be made pursuant to this Section 2.4(g) shall be with interest thereon at the rate of interest equivalent to the rate accrued on the Escrow Amount, accruing from the applicable Closing Date to the date of payment. VAT, if applicable, shall be borne by the Buyer.

           (h) Payments of Offset Amounts. As soon as practicable (but not more than five (5) Business Days) after the AR Offset Amount and the Inventories
Offset Amount shall become final and binding pursuant to Section 2.4(e) hereof,
Escrow Agent shall make a payment to Buyer of the Final AR Offset Amount and the
Final Inventories Offset Amount. All payments required to be made pursuant to this Section 2.4(h) shall be with interest thereon at the rate of interest equivalent to the rate accrued on the Escrow Amount, accruing from the applicable Closing Date to the date of payment. In the event that the Final AR
Offset Amount and the Final Inventories Offset Amount is greater than the remaining Escrow Amount, the difference between the Final AR Offset Amount plus the Final Inventories Offset Amount and the Escrow Amount shall be payable by
Seller to Buyer in immediately available funds.

     2.5  Accounts Receivable Adjustment.

     (a) Uncollected Accounts Receivable. To the extent that any Accounts
Receivable have not been collected by Buyer on the ninety-first day following the Closing Date and have not been offset pursuant to Section 2.4(e) (the "AR
DATE"), Parent and Buyer may submit a written notice (the "AR CLAIM NOTICE") to the Escrow Agent and the Seller within five (5) Business Days of the AR Date indicating the amount of Accounts Receivable not collected on the AR Date (the
"UNCOLLECTED AMOUNT"). In this regard, Buyer and Parent undertake that they shall use reasonable and customary efforts in order to collect the Accounts
Receivable.

     (b) Review of Uncollected Accounts Receivable. If Seller believes that any changes are required to be made to the Uncollected Amount, Seller shall, within ten (10) days after the receipt by Seller of the AR Claim Notice (the "AR
DISPUTE PERIOD"), give written notice to Buyer (the "AR DISPUTE NOTICE") of any such proposed change, describing the change and the basis for the change in reasonable detail. The Uncollected Amount shall be binding and conclusive upon, and deemed accepted by, Seller unless Seller shall have delivered the AR Dispute
Notice to Buyer during the AR Dispute Period.

     (c) Disputes. Disputes between Buyer and Seller relating to the Uncollected
Amount that cannot be resolved by them within twenty-one (21) days after receipt by Seller of the AR Dispute Notice shall be referred to the Accounting
Arbitrator for arbitration. The Accounting Arbitrator will be instructed to select, in its discretion, the individuals within its organization who will have primary responsibility for this matter and to reach a determination within forty-five (45) days from the date of referral. The Accounting Arbitrator shall be required, if so requested by either party, to allow both Parties an opportunity to give explanations and/or to provide documentation in support of the position adopted by the respective Parties regarding the calculation of the
Uncollected Amount. The decision of the Accounting Arbitrator will be final and binding upon the Parties. The fees and expenses of the Accounting Arbitrator shall be paid one-half by Seller and one-half by Buyer. The Final Uncollected
Amount as adjusted by the Accounting Arbitrator in accordance with

                                      -21-

this Section 2.5(c), shall be final and binding. Notwithstanding the provisions of Section 11.2 (Dispute Resolution) below and the provisions of applicable law in Israel, the limited arbitration described in this Section 2.5(c) shall not be governed by the provisions of the Israel Arbitration Law, 5728 - 1968 and the
Schedule, as amended, now in effect or as hereafter amended, or any subsequent legislation replacing or supplanting same, and for this purpose the Accounting
Arbitrator shall be deemed to be an expert and not an arbitrator within the meaning of the Arbitration Law abovementioned.

     (d) Final Uncollected Amount. The Uncollected Amount shall become final and binding upon Buyer and Seller upon the earlier of (i) the failure by Seller to object to all or any portion within the AR Dispute Period, (ii) an agreement between Buyer and Seller with respect thereto, or (iii) the decision by the
Accounting Arbitrator with respect to any disputed matters pursuant to Section
2.5(c). The Uncollected Amount, upon becoming final and binding pursuant to this
Section 2.5(d), shall be referred to herein as the "FINAL UNCOLLECTED AMOUNT".
As soon as practical after the AR Date, but in any event not later than ten (10)
days after the AR Date or the date of the decision of the Accounting Arbitrator in respect of disputed matters, as the case may be, Buyer shall re-assign to
Seller those Accounts Receivable specified in the AR Claim Notice which Buyer has failed to collect (namely the Final Uncollected Amount), and shall furnish the relevant debtors with notice of such re-assignment in accordance with the provisions of the Assignment of Obligations Law 5729-1969.

     (e) Payments of Final Uncollected Amount. As soon as practicable (but not more than five (5) Business Days) after the Uncollected Amount becomes final and binding pursuant to Section 2.5(d) hereof, Escrow Agent shall make a payment to
Buyer in the amount of the Final Uncollected Amount. In the event that the Final
Uncollected Amount is greater than the AR Escrow Amount, the difference between the Final Uncollected Amount and the AR Escrow Amount shall be payable by Seller to Buyer in immediately available funds pursuant to this Section 2.5(e). All uncollected Accounts Receivable shall be resolved on the date (the "AR
RESOLUTION DATE") which is the earlier of (i) the failure of Buyer to submit an
AR Dispute Notice during the AR Dispute Period, (ii) the date Buyer and Seller agree in writing that no Uncollected Amount exists, (iii) the date the
Accounting Arbitrator determines that no Uncollected Amount exists, and (iv) the date the Final Uncollected Amount is paid to Buyer by the Escrow Agent. VAT, if applicable, shall be borne by Seller.

     2.6 Prorations. The following prorations relating to the Purchased Assets and the ownership and conduct of the Business shall be made as of the Closing
Date, with Seller liable to the extent such items relate to any time period up to and including the Closing Date, and Buyer liable to the extent such items relate to periods beginning immediately after the Closing Date:

     (a) property taxes, municipal rates, assessments and bonds on or with respect to the Purchased Assets;

     (b) rents, additional rents, operating expense pass throughs, Taxes and other items payable by Seller under any real property leases and personal property leases; and

                                      -22-

     (c) the amount of rents, issues and profits from each of any Real Property and Personal Property and charges for sewer, water, telephone, electricity and other utilities relating to any real property and the real property subject to any real property leases.

Except as otherwise agreed by the parties, the net amount of all such pro rations will be settled and paid on the Closing Date.

  2.7  Taxes.

           (a) Buyer shall bear all acquisition taxes imposed by operation of law on buyers with respect to the transfer of real estate ownership rights.
Seller shall bear all taxes imposed by operation of law on sellers with respect to the transfer of real estate ownership rights (including land appreciation tax, if applicable).

           (b) Seller shall bear all income or capital gains taxes which may be imposed upon it by operation of applicable laws in respect of the consummation of the Transaction.

            (c) Buyer shall be required and hereby undertakes to execute payment of VAT in respect of all payments to be made in terms of this Agreement which are subject to the imposition of VAT at prevailing rates pursuant to the applicable Law in Israel. Seller hereby undertakes to transfer all VAT payments received by it to the competent authorities by not later than the mandatory VAT reporting date. Buyer and Seller shall co-operate in order to enable Buyer to obtain full refund of the VAT payments made by it, subject at all times to the provisions of the applicable Law.

            (d) Buyer and Seller shall co-operate in order to structure the
Transaction in as tax efficient manner as possible.

     2.8 Stamp Duty. Stamp duty related to this Transaction shall be borne equally by Buyer and Seller.

     2.9 Nontransferable Assets. To the extent that any Purchased Asset or
Assumed Liability to be sold, conveyed, assigned, transferred, delivered or assumed to or by Buyer pursuant hereto, or any claim, right or benefit arising thereunder or resulting therefrom, is not capable of being sold, conveyed, assigned, transferred or delivered without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a government or governmental unit), or if such sale, conveyance, assignment, transfer or delivery or attempted sale, conveyance, assignment, transfer or delivery would constitute a breach or termination right thereof or a violation of any law, decree, order, regulation or other governmental edict, except as expressly otherwise provided herein, this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery thereof, or an attempted sale, conveyance, assignment, transfer or delivery thereof absent such approvals, consents or waivers. If any such approval, consent or waiver shall not be obtained, or if an attempted assignment of any such Purchased Asset or the assumption of any Assumed Liability by Buyer would be ineffective so that Buyer would not in fact receive all such Purchased Assets or assume all such Assumed
Liabilities pursuant hereto, Seller, Buyer and Parent shall

                                      -23-

cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations of such Purchased Assets and Assumed
Liabilities in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Buyer, or under which Seller, at Buyer's expense, would enforce for the benefit of Buyer, with Buyer assuming all of
Seller's obligations thereunder, any and all rights of Seller against a third party thereto. From and after the Closing, Seller shall promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset hereunder, and Buyer shall promptly pay, perform and discharge when due all Assumed Liabilities. The failure of Seller to obtain any third party consent hereunder shall not affect the Purchase Price if the
Closing shall occur.

     2.10  Taking of Necessary Action; Further Action. From time to time after the Closing Date, at the request of any Party hereto and at the expense of such
Party, the Parties hereto and their Affiliates shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Parent, Buyer or Seller may reasonably determine is necessary to transfer, convey and assign to Buyer, and to confirm Buyer's title to or interest in the Purchased Assets and the Assumed Liabilities, to put Buyer
in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto. Subject at all times to the full and timely payment of the Purchase Price, as adjusted in terms hereof, Seller shall furnish Buyer's legal counsel in Israel with an irrevocable power of attorney, proper in content and form and reasonably acceptable to Buyer's Israeli counsel, in terms of which Buyer's Israeli counsel shall be irrevocably authorized and empowered in the name of Seller and on its behalf to do and execute all acts, deeds and things which are necessary and required in order to transfer, convey and assign to Buyer, and to confirm Buyer's title to or interest in the
Purchased Assets and the Assumed Liabilities, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto.

     2.11 Allocation of Purchase Price Consideration. The allocation of the
Purchase Price shall be as set forth in SCHEDULE 2.11 which shall be agreed upon by the Parties prior to the Closing Date and any adjustments thereto shall be agreed upon by the Parties no later than 5 business days following any post-closing adjustment pursuant to Section 2.4 of this Agreement.

     2.12 Escrow. As soon as practicable after the Closing, the Escrow Amount and the AR Escrow Amount will be deposited the Escrow Agent, without any act by
Seller, such deposit to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein.

     (a) Subject to the following requirements, the Escrow Fund shall remain in existence during the period following the Closing until any and all payments are made pursuant to Section 2.4(g) (the "ESCROW PERIOD") and, with respect to the
AR Escrow Amount, until any and all payments are made pursuant to Section 2.5(e)
(the "AR ESCROW PERIOD"). At the expiration of the Escrow Period a portion of the Escrow Fund shall be released from the Escrow Fund to Seller in an amount equal to the Escrow Amount less an amount equal to the sum of (i) all amounts theretofore distributed out of the Escrow Fund to Buyer pursuant to Section
2.4(g) and (ii) in the event the AR Resolution Date has not occurred pursuant to
Section 2.5(e), an amount equal to the AR Escrow

                                      -24-

Amount. At the expiration of the AR Escrow Period a portion of the Escrow Fund shall be released from the Escrow Fund to Seller in an amount equal to the AR
Escrow Amount less an amount equal to the sum of all amounts theretofore distributed out of the AR Escrow Fund to Buyer pursuant to Section 2.5(e);
provided, however that in the event the AR Escrow Period terminates prior to the
Escrow Period no funds shall be released from the Escrow Fund until the termination of the Escrow Period.

     (b) Protection of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period and the AR Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Buyer or Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

     (c) Escrow Agent's Duties.

           (i) The Escrow Agent's duties are purely ministerial in nature, and the Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent or Buyer and Seller, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper Party or Parties. The Escrow Agent shall not be liable for any action taken, suffered or omitted hereunder as Escrow Agent absent gross negligence or willful misconduct, and the Escrow Agent shall be fully protected and shall incur no liability for any action taken, suffered or omitted pursuant to the advice of counsel. However, Escrow Agent shall be obliged to seek out and obtain the joint instructions from the Parties in the event that circumstances arise which are not contemplated in this Section 2.12.

           (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the Parties hereto or by any other Person, excepting only orders or process of courts of law or the arbitrator appointed by the Parties pursuant to Section 11.2 below, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or those of the arbitrator. In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the Parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

           (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the Parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

           (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                                      -25-

           (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any Party for damages, claims, liabilities, losses, or expenses, except for gross negligence or willful misconduct on the part of the
Escrow Agent (which for all purposes of any section of this Agreement as it pertains to the Escrow Agent shall be finally determined by a court of competent jurisdiction). The Escrow Agent shall not incur any such liability for (A) any action taken, suffered or omitted in good faith, or (B) any action taken, suffered or omitted in reliance upon any instrument which reasonably appears to be authentic, including any written statement or affidavit provided for in this
Agreement that the Escrow Agent shall in good faith believe to be genuine. The
Escrow Agent will not be liable or responsible for forgeries, fraud and impersonations (except where such forgeries, frauds or impersonations are evident), nor for determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with
Escrow Agent's duties under this Agreement and shall be fully protected in any action taken, suffered, or omitted by it in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any Party to this Agreement. The Escrow Agent shall have the right to perform any of its duties hereunder through agents, custodians or nominees, and the Escrow Agent shall not be liable or responsible for any misconduct or negligence on the part of any such agent, custodian or nominee absent gross negligence, willful misconduct or bad faith on the part of the Escrow Agent in the selection and continued employment thereof.

           (vi) If any controversy arises between the Parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent through such time and which the Parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement, except for its gross negligence or willful misconduct.

           (vii) The Parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, costs, fines, settlement judgments, penalties, demands, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the execution of this Agreement or the performance of its duties under this
Agreement, including but not limited to any litigation arising from this
Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

                                      -26-

           (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the Parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the Parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of Israel. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement. Alternatively, if a successor escrow agent is not appointed within the above time frames, then the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

           (ix) In no event shall the Escrow Agent be liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

           (x) Any Person into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any Person to which substantially all the business of the
Escrow Agent may be transferred, shall be the Escrow Agent under this Agreement without further act.

           (d) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the schedule of the Escrow
Agent delivered to Parent at or prior to the execution of this Agreement. Such fee schedule may be amended or modified upon mutual consent of Parent and the
Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the Parties request a substantial modification of its terms, or if any controversy arises, or if the
Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation and the Escrow
Agent shall not be obligated to take any such action unless and until it is reasonably satisfied that it will receive such compensation and reimbursement.

                                      -27-

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section numbers) supplied by Seller to
Parent and Buyer (the "SELLER DISCLOSURE LETTER"), Seller hereby represents and warrants to Parent and Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made at the Closing Date); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

     3.1 Organization, Qualification, and Corporate Power. Seller is a
corporation duly organized, validly existing, and in good standing (to the extent to which the concept of good standing exists in the relevant jurisdiction) under the laws of Israel. Seller is duly authorized to conduct the
Business and is in good standing (to the extent to which the concept of good standing exists in the relevant jurisdiction) under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify is reasonably likely to have a Material Adverse Effect on Seller. Seller has full corporate power and authority to carry on the Business and to own and use the Purchased Assets, owned and used by it in connection with the Business.
In connection with its conduct of the Business, Seller is duly qualified or otherwise authorized to transact business and is in good standing (to the extent the concept of good standing exists in the relevant jurisdiction) in each jurisdiction in which such qualification or authorization is required by applicable Laws.

     3.2 Authorization. Seller has full power and authority to enter into, execute and deliver this Agreement and all agreements and instruments delivered pursuant hereto (the "ANCILLARY AGREEMENTS") to which it is a party, and, subject to receipt of the requisite approval of its board of directors, to consummate the transactions contemplated hereunder and to perform its obligations hereunder, including, without limitation, the sale and transfer of the Purchased Assets and no other proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a part or, in the case of the
Ancillary Agreements, do not require such approval. This Agreement and the
Ancillary Agreements to which Seller is a party and the transactions contemplated hereby and thereby have been approved by the affirmative vote of
Seller's Board of Directors. This Agreement and the Ancillary Agreements to
which Seller is a party have been duly and validly executed and constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms and conditions, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.3 No Conflicts. Neither the execution and the delivery of this Agreement and the Ancillary Agreements by Seller nor the consummation of the Transaction will materially (A) violate any constitution, Law, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject, (B) violate or conflict with

                                      -28-

any provision of its Articles of Incorporation, bylaws or organizational documents of the Seller, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any agreement, contract, lease, license, instrument, franchise, permit, mortgage, indenture or other arrangement to which Seller is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of their respective assets).

     3.4 Consents. No consent, waiver, approval, order, license, permit, certificates, filing or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, including a party to any agreement with Seller, is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the
Transaction, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, and (ii) any applicable filings required under foreign competition Laws, (iii) any applicable filings required under the Israel
Restrictive Business Law of 1988, as amended (the "NONCOMPETITION LAWS"), and
(iv) the Elgems Waiver referred to in Section 7.1(h) below.

     3.5 Balance Sheets. Section 3.5 of Seller Disclosure Letter contains the unaudited but reviewed balance sheet as of September 30, 2002 (the "FINANCIAL
STATEMENT"). The Financial Statement has been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with Seller's past practice and presents fairly in all material respects the financial condition of the Business as of such dates. The Preliminary Balance
Sheet and the Closing Balance Sheet will be prepared in accordance with GAAP applied on a basis consistent with Seller's past practice (including the
Financial Statements) and present fairly in all material respects the financial condition of the Business as of such dates. The Preliminary Balance Sheet and the Closing Balance Sheet reflect as of the dates shown thereon all items of
Inventories, Fixed Assets, Accounts Receivable and Balance Sheet Liabilities.

     3.6 Undisclosed Liabilities. The Business has no Liability, Indebtedness,
obligation, expense, claim, deficiency, guaranty or endorsement of any type
(whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for that which individually or in the aggregate is reflected on the
Financial Statement, the Preliminary Balance Sheet and the Closing Balance
Sheet.

     3.7 Events Subsequent to Most Recent Fiscal Period End. Since September 30,
2002 there has not been any material adverse change in the business, operations, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial performance, or condition (financial or otherwise) of the Business. Without limiting the generality of the foregoing, since that date:

     (a) Seller has not sold, pledged, leased, transferred, or assigned any of the Purchased Assets, tangible or intangible, used or held for use in, or necessary for the continued conduct of, the Business outside the ordinary course of business;

                                      -29-

     (b) Seller has not entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment (collectively a "CONTRACT") or extended or modified the terms of any Contract related to the Business or the
Purchased Assets which (i) involves the payment by Seller (other than a payment for Inventory supported by a firm purchase order ) of greater than $100,000 per annum or which extends for more than one (1) year, (ii) involves any payment or obligation to any Affiliate of Seller other than in the ordinary course of business, or (iii) involves the sale of any material assets;

     (c) no party (including Seller) has accelerated, terminated, made modifications to, or canceled (or advised or been advised of an intention to cancel) any agreement, Contract, lease, or license of a material nature related to the Business or the Purchased Assets to which Seller is a party or by which it is bound and Seller has not modified, canceled or waived or settled any material debts or claims held by it related to the Business or the Purchased
Assets, outside the ordinary course of business, or waived or settled any rights or claims of a substantial value related to the Business or the Purchased
Assets, whether or not in the ordinary course of business;

     (d) none of the Purchased Assets, tangible or intangible, has become subject to any Lien (excluding Permitted Liens);

     (e) Seller has not made any capital expenditures related to the Business or the Purchased Assets except in the ordinary course of business and not exceeding
$100,000 in the aggregate of all such capital expenditures;

     (f) Seller has not made any capital investment in, or any loan to, any other Person exceeding $50,000 related to the Business or the Purchased Assets;

     (g) Seller has not created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing Indebtedness related to the Business or the Purchased
Assets;

     (h) Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property related to the Business or the
Purchased Assets;

     (i) Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to the Purchased Assets in excess of $10,000 in the aggregate of all such damage, destruction and losses;

     (j) Seller has not suffered any repeated, recurring or prolonged shortage, cessation or interruption of communications, customer access, supplies or utility services in connection with or related to the Business;

     (k) Seller has not entered into any employment contract (other than a standard contract involving non-management personnel) or collective bargaining agreement.;

     (l) Seller has not granted any increase in the base compensation of any
Employees;

                                      -30-

     (m) Seller has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any Employees (or taken any such action with respect to any other
Benefit Plan);

     (n) Seller has not made any other material change in employment terms for any Employees;

     (o) Seller has not suffered any significant adverse change or any threat of any significant adverse change in its relations with, or any loss or threat of loss of, any of the major customers, distributors or partners of the Business;

     (p) Seller has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any major suppliers of the Business;

     (q) Seller has not received notice and does not have knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character related to or in connection with the Business;

     (r) Seller has not changed any of the accounting principles or method followed by the Business or the method of applying such principles;

     (s) Seller has not made a change in any of the banking or safe deposit arrangements of the Business;

     (t) Seller has not entered into any agreement, contract or commitment materially limiting the freedom of Seller to engage in the Business or to compete with any person;

     (u) Seller has not entered into any transaction related to or in connection with the Business or the Purchased Assets other than in the ordinary course of business;

     (v) Seller has not become obligated to do any of the foregoing.

     3.8 Legal Compliance. The Business is being conducted and Seller is in compliance in all material respects with all applicable Laws (including without limitation rules, regulations, codes, plans, injunctions, judgments, orders, extension orders, decrees, rulings, and charges thereunder) with respect to the
Business, the Purchased Assets and the Transferred Employees or persons indirectly engaged by Seller in the Business including, without limitation, distributors, independent contractors, consultants and employees of employment companies or other human resource service providers. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry is pending, or to the knowledge of Seller, is threatened against Seller by any Governmental Body alleging any failure to so comply in connection with and/or related to the Business or the Purchased Assets. Seller has all Licenses
and qualifications that are necessary for the Business and the Purchased Assets.

     3.9 Tax Matters.

                                      -31-

     (a)For purposes of this Agreement, "TAX" or, collectively, "TAXES", means any taxes in respect of the Business or the Purchased Assets which Seller is obligated to pay under any Law. Seller has withheld with respect to its employees all income Taxes and other compulsory deductions (such as National
Insurance (Bituach Leumi) and health tax).

     (b) There are no Liens upon any property or assets of Seller relating to or attributable to Taxes.

     (c) Seller has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien upon any Purchased Assets.

     3.10 Title of Properties; Absence of Liens and Encumbrances; Condition of
          Equipment.

     (a) All current leases (including, without limitation, the Leases as defined in Section 3.23 below) related to the Business are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default
(or event which with notice or lapse of time, or both, would constitute a default) on the part of Seller and, to the knowledge of Seller, on the part of any other party thereto.

     (b) Seller has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in all of the Purchased Assets, free and clear of any Liens, except (i) as reflected in the Closing Balance
Sheet, and (ii) such imperfections of title and encumbrances or easements, if any, which do not detract from the value in any material respect or interfere with the present use of the property subject thereto or affected thereby (the
"PERMITTED LIENS").

     (c) Each material item of equipment owned or leased by Seller included in the Purchased Assets is (i) adequate for the conduct of the Business as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

     (d) Seller owns, free and clear of any Liens, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to the Business' current and former customers (the
"CUSTOMER INFORMATION"). Other than Seller and the customers to which such
Customer Information relates, no person possesses any claims or rights with respect to use of the Customer Information.

     3.11 Intellectual Property.

     (a) The Business as it presently is conducted or is currently contemplated to be conducted by Seller does not and will not, and will not when conducted by
Buyer in substantially the same manner following the Closing, infringe or misappropriate any rights in Intellectual Property of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Seller has not received notice from any Person claiming that the Business or any act, product, technology or service (including products, technology or services currently under development) of

                                      -32-

the Seller infringe or misappropriate any rights in Intellectual Property of any
Person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

     (b) Neither this Agreement, the Ancillary Agreements, nor any of the transactions contemplated hereby or thereby (including, without limitation, the transfer of the Purchased Assets, by operation of law or otherwise, of any contracts or agreements to which the Seller is a party) will result in (i) Buyer granting to any Person any right to or with respect to any Intellectual Property owned by, or licensed to, Buyer, (ii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of the Business, or
(iii) Buyer being obligated to pay any royalties or other amounts to any third party in excess of those payable by Buyer prior to the applicable Closing Date.

     3.12 Contracts. Section 3.12 of Seller Disclosure Letter lists all material written or oral contracts, agreements, commitments and other arrangements
(including any amendment thereto) outstanding as of the date hereof to which
Seller is a party and that relates, directly or indirectly, to the Business, other than bids submitted to customers, purchase orders and sales orders in the ordinary course of business (collectively, the "BUSINESS Contracts"). Seller has delivered to Parent or Buyer a correct and complete copy of each Business
Contract, as amended, and a written summary setting forth the terms and conditions of each oral agreement or oral amendment to a Business Contract referred to in Section 3.12 of Seller Disclosure Letter. With respect to each
Business Contract: (A) the Business Contract, with respect to Seller and, to
Seller's knowledge, all other parties thereto, is legal, valid, binding, enforceable, and in full force and effect in all respects; (B) neither Seller nor, to Seller's knowledge, any other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the
Business Contract; and (C) Seller has not received notice that any party has repudiated any provision of the Business Contract. Except as set forth on
Section 3.12 of the Seller Disclosure Letter, Seller has obtained or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Business Contract as are required thereunder in connection with the transactions contemplated by this Agreement or to remain in effect without modification after the Closing. Except as set forth on Section 3.4 of the Seller
Disclosure Letter, following the Closing, Buyer will be permitted to exercise all of Seller's rights under such Business Contracts to the same extent Seller would have been able to had the Transaction not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay.

     3.13 Notes and Accounts Receivable. All notes and Accounts Receivable of
Seller, all of which are reflected properly in SCHEDULE 1.1(A), are valid receivables subject to no setoffs, defenses or counterclaims known to Seller, are current and, to Seller's knowledge, collectible.

     3.14 Power of Attorney. There are no outstanding powers of attorney executed on behalf of Seller in respect of the Business and/or the Purchased
Assets and/or the Assumed Liabilities.

     3.15 Insurance. Seller has delivered to Parent and Buyer copies of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) related to the Business with respect to which Seller is a party.

                                      -33-

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect (and there has been no notice of cancellation or nonrenewal of the policy received); (B) Seller is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default by Seller, or permit termination, modification, or acceleration, under the policy; (C) Seller has not received notice that any party to the policy has repudiated any provision thereof; and (D) there has been no failure by Seller to give any notice or present any claim under the policy in due and timely fashion. Section 3.15 of
Seller Disclosure Letter describes any self-insurance arrangements presently maintained by Seller.

     3.16 Litigation. Section 3.16 of Seller Disclosure Letter sets forth each instance in which to the Business or the Purchased Assets (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is or has been, or, to the knowledge of Seller, is threatened to be made a party, to any action, suit, proceeding, hearing, mediation, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any mediator or arbitrator. To the knowledge of Seller, there are no facts or circumstances that would form the reasonable basis of any claim against Seller.

     3.17 Restrictions on Business Activities. Except as set forth in Section of the Disclosure Letter, there is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party or which is otherwise binding upon Seller which has the effect of prohibiting or restricting the Business or any acquisition of property (tangible or intangible)
by Seller related to or in connection with the Business. Without limiting the foregoing, Seller in relation to the Business or the Purchased Assets has not entered into any agreement under which Seller is restricted from selling, licensing or otherwise distributing any of its technology (including any
Intellectual Property) or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, or in any segment of the market.

     3.18 Product Warranty. The technologies or products licensed, sold, leased, and delivered and all services provided by Seller in relation to the Business have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and Seller has no liability
(whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification thereof or other damages including, without limitation injury to Persons or property in connection therewith, other than in the ordinary course of business in an aggregate amount not exceeding $20,000.

     3.19 Employees. No executive, key employee, or significant group of employees involved in the Business has advised any executive officer of Seller that he, she or they plan to terminate employment with Seller during the next 12 months (but subject to any such notifications which may be received in consequence of the execution of the Transaction in terms of this Agreement).
Seller is not a party to or bound by any collective labor agreement except those listed or described in Section 3.19 of Seller's Disclosure Letter, nor has it
experienced any strike or grievance, claim of unfair labor practices, or other collective labor dispute. To Seller's knowledge, there is no

                                      -34-

organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller involved in the Business.

     3.20 Employee Matters and Benefit Plans.

     (a) Documents. SCHEDULE 3.20(A) sets forth an accurate and complete list identifying all salaries and wages and each Benefit Plan by name and type of benefit provided to each Employee. True and complete copies of the following have been delivered to Buyer: (i) all documents embodying each Benefit Plan including (without limitation) all amendments thereto and all related trust documents, recognition, procedural, or other collective labor agreement with any trade union (whether or not independent), works council or other body representing the Transferred Employees, group annuity contracts, group insurance contracts, and policies pertaining to liability insurance covering the fiduciaries for each Benefit Plan; (ii) any and all Approvals, pending Approvals and all applications and material correspondence to or from any Governmental
Body with respect to any such Approval or pending Approval; (iii) all communications material to any Transferred Employee(s) relating to any Benefit
Plan and any proposed Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Seller or any of its Controlled Group Affiliates; (iv)
all material correspondence to or from any Governmental Body relating to any
Benefit Plan; and (v) a list of Employees who are covered or eligible for coverage under each Retirement Plan.

     (b) Benefit Plan Compliance. (i) Each Benefit Plan has been administered in all material respects and is complete in accordance with its terms and with the requirements of applicable Law; (ii) each Benefit Plan, including any amendments thereto, that is capable of approval by any relevant Governmental Body and has received such approval or there remains a period of time in which to obtain such approval retroactive to the date of any amendment that has not previously received such approval; (iii) no breach of any fiduciary obligations has occurred with respect to any Benefit Plan that is not otherwise exempt under applicable Law; (iv) there are no actions, suits or claims pending, or, to the knowledge of Seller, threatened or reasonably anticipated (other than routine claims for benefits) against any Benefit Plan or against the assets of any
Benefit Plan; (v) no audits, proceedings or administrative actions have been taken by a Governmental Body within the past seven (7) years with respect to any
Benefit Plan, and no audits, inquiries, proceedings or administrative actions are pending or, to the knowledge of Seller or any of its Controlled Group
Affiliates, threatened by a Governmental Body with respect to any Benefit Plan;
and (vi) neither the Seller nor any of its Controlled Group Affiliates are
subject to any penalty, Tax, fine or sanction with respect to any Benefit Plan.
All Benefit Plans are adequately funded or reserved.

     (c) Provisions for Unfunded Retirement Benefit Rights. In respect of each
Unfunded Retirement Plan, the Seller or its Affiliates, as applicable, have made provision for accrued liabilities in accordance with applicable Laws.

     (d) Multiple Employer Plans. At no time has the Seller or its Controlled
Group Affiliates participated in and/or been obligated to contribute to any
Benefit Plan in which any

                                      -35-

Persons which are not or were not at the relevant time, Controlled Group
Affiliates of the Seller and/or their employees, have participated.

     (e) No Continuation Coverage. No Benefit Plan provides for Continuation
Coverage to any Person for any reason, except as may be required by Law or agreement, and neither the Seller or any of its Affiliates have represented, promised or contracted to any Transferred Employee or any other person that such
Transferred Employee(s) or other Person would be provided with Continuation
Coverage, except to the extent required by Law.

     3.21 Labor Matters. From 1999, there were no special collective bargaining agreements in the Facility. To the best of Seller's knowledge, prior to 1999, no special collective bargaining agreements were signed concerning the Facility.
From 1999, there is no active employees' committee, nor active union organization of any kind at the Facility. To the best of Seller's knowledge, prior to 1999, there have been no special active collective relations in the
Facility. There is no material unfair labor practice, charge or complaint pending against the Seller with respect to the Business, nor is there any material labor strike, work stoppage, grievance or other labor dispute pending or, to the knowledge of the Seller, threatened in writing or orally against the
Seller with respect to the Business. The Seller and its Affiliates: (i) are in
material compliance in all respects with all applicable Laws respecting employment and wage and hours, and with all employment practices, terms and conditions of employment, agreements with third parties, codes of conduct, visas, work permits, in each case, with respect to Transferred Employees; (ii)
have withheld, paid and reported all amounts required by Law or by agreement to be withheld, reported and paid with respect to wages, salaries and other payments to Transferred Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and
(iv) are not liable for any payment to any Governmental Body, any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for Transferred Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the
Seller or its Affiliates under any employment policy or disability policy. No event has occurred for which any material liability may be incurred by Seller or any of its Affiliates in relation to the Transferred Employees for breach of any contract of services or for services or for any other liability accruing from the termination of employment or for services whether under Law or otherwise, subject however to any right under applicable Law of each Transferred Employee to resign and receive severance pay in consequence of the execution of the
Transaction which is the subject matter of this Agreement.

     3.22 Environment, Health and Safety. For purposes of this Agreement, the following terms shall have the meanings ascribed
to them below:

          (a) Definitions:

               (i) "HAZARDOUS MATERIAL" is any material, chemical, substance or waste that has been designated by any Governmental Body to be radioactive, toxic, hazardous or otherwise

                                      -36-

a danger to health, reproduction or the environment or the disposal, treatment, transfer, storage or manufacture of which is regulated in any manner by a
Governmental Body.

               (ii) "BUSINESS FACILITY" is a facility, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is owned, operated, occupied, controlled or leased at any time by the
Seller in connection with the operation of the Business.

               (iii) "ENVIRONMENTAL LAWS" are all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any
Governmental Body in Israel (including common law) which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, and all
amendments and modifications of any of the foregoing.

               (iv) "HAZARDOUS MATERIALS ACTIVITY" is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release (or threat of release), exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

               (v) "ENVIRONMENTAL PERMIT" is any approval, permit, license, clearance or consent required to be obtained from any private person or any
Governmental Body with respect to a Hazardous Materials Activity which is or was conducted by the Seller.

           (b) Condition of Property: As of the Closing, except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Seller to liability, no Hazardous Materials are present on any current Business Facility or were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by the
Seller. There are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Business Facility currently owned, operated, occupied, controlled or leased by the Seller or as a consequence of the acts of the Seller or its agents.

           (c) Hazardous Materials Activities: The Seller has conducted all
Hazardous Material Activities relating to the Business in compliance in all material respects with all applicable Environmental Laws. The Hazardous
Materials Activities of the Seller prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

           (d) Permits: Seller holds all Environmental Permits necessary for the conduct of the Seller's Business as currently being conducted by Seller and as currently contemplated to be conducted.

           (e) Environmental Litigation: No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best of the Seller's knowledge, threatened, concerning or relating to any
Environmental Permit or any Hazardous Materials Activity of the Seller relating to its Business, or to the Business Facility.

                                      -37-

           (f) Environmental Liabilities: The Seller is not aware of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to result in a Material Adverse Effect on the Business.

           (g) Reports and Records: The Seller has delivered to Buyer or made available for inspection by Buyer and its agents, representatives and employees all records in the Seller's possession concerning the Hazardous Materials
Activities of the Seller relating to its Business and all environmental audits and environmental assessments of any Business Facility conducted at the request of, or otherwise in the possession of the Seller. The Seller has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

3.23       Real Estate Representations.

           (a) SCHEDULE 3.23 sets forth a list of the Leased Real Property currently leased or subleased by or from Seller, or otherwise occupied by
Seller, the name of the lessor, lessee and/or sublessee, as the case may be, and the date of the lease or sublease (collectively, "Leases") and each amendment thereto and with respect to any current Lease, the aggregate annual rental and/or other fees payable under any such Lease. All such current Leases are in full force and effect, are valid and effective in accordance with their respective terms.

           (b) Seller has full title to the Owned Real Property, is the legal and equitable owner of the Owned Real Property, and has full right and authority to sell, convey, transfer or assign the title to the Owned Real Property to
Buyer without the necessity of obtaining the consent of any third party (subject however to the Elgems Waiver referred to in Section 7.1(h) below).

           (c) Seller has not granted any option or right of first refusal or first opportunity to any party to lease, purchase or acquire any interest in any
Owned Real Property, other than the right of first refusal to Elgems Limited in terms of that certain Second Amended and Restated Elscint Supply Agreement,
dated August 31, 2000.

           (d) Except as otherwise described in SCHEDULE 3.23(C): (i) there are no structural, electrical, mechanical, plumbing, roof, paving or other defects in any improvements located on any of the Real Property as could, either individually or in the aggregate, have a Material Adverse Effect on the use, development, occupancy or operation thereof or cost in excess of $50,000 to the
Business in the aggregate to repair or otherwise remedy, (ii) there are no natural or artificial conditions upon any such real property or any other facts or conditions which could have a material and adverse impact on the transferability, financibility, ownership, leasing, use, development, occupancy or operation of the Owned Real Property, (iii) Seller has not received any notice from any insurance company of any defects or inadequacies in any such
Owned Real Property or any part thereof which could materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any notice been given by any insurer of any such Owned Real
Property requesting the performance of any repairs, alterations or other work with which compliance has not been made, (iv) there are no parties in possession of any portion of any of the Owned Real Property, whether as tenants, trespassers or otherwise, except the Business, (v) there currently exists water, sewer, gas, electrical, telephone and telecommunication lines and surface drainage systems serving

                                      -38-

 the Owned Real Property which have been completed and
installed and which are sufficient to service the operations of such Owned Real
Property when fully occupied and operational, and (vii) there are no pending, or, to the knowledge of Seller, threatened assessments, improvements or activities of any public or quasi-public body either planned, in the process of construction or completed which may give rise to any assessment against any of the Owned Real Property.

           (e) To the best of Seller's knowledge, no condemnation,
environmental, zoning, land-use or other regulatory proceedings or rule making procedures have been instituted or planned to be instituted with respect to the
Owned Real Property or any portion thereof, nor has Seller received notice of any proceedings to impose any new taxes or operating restrictions upon any of the Owned Real Property. Seller shall notify Parent promptly of any such proceedings of which Seller becomes aware prior to the Closing.

           (f) On the Closing Date, there will be no outstanding written or oral contracts made by Seller for any alterations or improvements on or to the Real
Property, which have not been fully paid, and Seller shall cause to be discharged all mechanics' and materialmen's liens arising from any labor or materials furnished to the Real Property prior to the Closing Date.

           3.24 Certain Business Relationships With Seller. To Seller's
knowledge, neither any shareholder of Seller nor any director or officer of
Seller, nor any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest
(excluding any direct or indirect ownership by a shareholder at Seller of up to
1% of the outstanding capital stock of a publicly traded entity) in (a) any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with
Seller in relation to the Business, or (b) any business (corporate or otherwise)
which conducts the same business as, or a business similar to, the Business.

           3.25 No Adverse Developments. There is no development or, to Seller's actual knowledge, threatened development affecting the Purchased Assets or the
Business (or affecting customers, suppliers, employees, and other Persons which have relationships with Seller) that (i) is having or is reasonably likely to have a Material Adverse Effect on the Purchased Assets or the Business, or (ii)
would prevent Buyer from conducting the Business following the Closing in the manner in which it was conducted by Seller prior to the Closing.

           3.26 Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney, with respect to the transactions contemplated by this Agreement.

           3.27 Complete Copies of Materials. Seller has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Parent, Buyer or their counsel during the due diligence investigations, and as described in Seller's Disclosure Letter.

           3.28 Board Approval. The Board of Directors of Seller has (i)
approved this Agreement, the Ancillary Agreements and the Transaction, and (ii)
determined that the Transaction is in the best interests of the shareholders of
Seller and is on terms that are fair to such shareholders.

                                      -39-

     3.29 Inventory. The Inventories are similar in quality to the raw materials, supplies and work-in-process generally included in the inventory of the Business in the past.

     3.30 Tangible Personal Property. The Tangible Personal Property of the
Seller used, held for use or necessary for the operation of the Business is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

     3.31 Sufficiency of Purchased Assets. The sale of the Purchased Assets pursuant to this Agreement and the Ancillary Agreements will effectively convey to Buyer all of the Business, including, without limitation, all of the material tangible and intangible property, assets and rights used by Seller to conduct the Business as Seller conducted the Business on or prior to the Closing Date.
SCHEDULE 3.31 contains a complete and accurate list of all of the material properties, assets and rights that are used or held for use by the Seller to conduct the Business, but which does not constitute Purchased Assets hereunder.

     3.32 Defects. To the knowledge of Seller, there are no facts or circumstances in existence which would cause Seller to expect the occurrence of an Epidemic Failure in any products sold, produced, manufactured, distributed or otherwise placed into the stream of commerce by the Business (or in any parts, components, accessories or supplies related thereto) prior to the Closing Date.

     3.33 Operations Licenses.

           (a) SCHEDULE 3.33 sets forth each License held by Seller as of the date hereof and that relates, directly or indirectly, and whether or not exclusively related, to the Business (collectively, the "BUSINESS LICENSES").

           (b) Except as set forth in SECTION 3.33 of the Seller's Disclosure
Letter, Seller is not in material default (or with the giving of notice or lapse of time, or both, would be in material default) under, or violation in any material respect of, any Business License.

           (c) The Licenses to be assumed by Buyer in the Transaction are sufficient to enable Buyer to conduct the Business as heretofore conducted by the Seller in compliance in all material respects with all applicable Laws.

     3.34 ISO Certifications and Non-Governmental Certifications.

           (a) The Facility is currently certified [ISO 9002/ ISO 14001].

           (b) Seller's Disclosure Letter contains a complete and accurate list of all customer, supplier and other non-governmental entities that have issued certifications or quality assurance criteria regarding the Purchased Assets or
Facility.

                                      -40-

     3.35 Investment Center. The Seller has applied for consent from the
Investment Center for the assignment to the Buyer of the approved enterprise certificate pertaining to the Purchased Assets including transfer of the
Purchased Assets to the Buyer and such application is attached as SCHEDULE 3.35, and, to the best of Seller's knowledge and belief, no additional applications, consents, approvals or authorizations are necessary.

     3.36 Full Disclosure. No representation or warranty in this Article III or in any document delivered by Seller or its Representatives pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to Parent and Buyer pursuant hereto or in connection with this Agreement, when taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

         Subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers)
supplied by the Parent to Seller (the "PARENT DISCLOSURE LETTER"), each of
Parent and Buyer, jointly and severally, hereby represents and warrants to
Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing (as though made at the Closing); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

     4.1 Organization, Qualification, and Corporate Power. Parent is a
corporation duly organized, validly existing, and in good standing under the laws of Delaware. As of the Closing Date, Buyer will be a corporation duly organized, validly existing, and in good standing (to the extent the concept of good standing exists in the relevant jurisdiction) under the laws of Israel.
Parent and, as of the Closing Date, Buyer are duly authorized to conduct business and are in good standing (to the extent the concept of good standing exists in the relevant jurisdiction) under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify is reasonably likely to have a Material Adverse Effect on Parent or Buyer.

     4.2 Authorization. Parent and, as of the Closing Date, Buyer have full power and authority to enter into, execute and deliver this Agreement and the
Ancillary Agreements to which they are parties, and to consummate the
Transaction and to perform their obligations hereunder, and other than the formation of Buyer and other organizational matters no other proceedings on the part of Parent or Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are parties. This Agreement and the Ancillary Agreements to which they are parties and the transactions contemplated hereby and thereby have been approved by
Parent's and, as of the Closing Date, Buyer's Board of Directors or, in the case of the Ancillary Agreements, do not require such approval. The consummation of the transactions contemplated hereby does not require the approval or consent of the shareholders of Parent or Buyer. This Agreement and the Ancillary Agreements
to which they are parties constitute

                                      -41-

the valid and legally binding obligations of Parent and, as of the Closing Date,
Buyer, enforceable against Parent and, as of the Closing Date, Buyer in accordance with their respective terms and conditions, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     4.3 No Conflicts. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent or Buyer is subject, (B) violate or conflict with any provision of the charters, bylaws or organizational documents of Parent or Buyer, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which
Parent or Buyer is a party or by which either is bound or to which any of their assets is subject, other than any of the foregoing which would not in the aggregate have a Material Adverse Effect on Parent or adversely affect the ability of Parent or Buyer to consummate the transactions contemplated hereby.

     4.4 Consents. No consent, waiver, approval, order, license, permit, certificates, filing or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, including a party to any agreement with Parent or Buyer, is required by or with respect to Parent or
Buyer in connection with the execution and delivery of this Agreement or the consummation of the Transaction, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (ii) any applicable filings required under the Noncompetition Laws, (iii) any applicable filings required under the Israel Restrictive Business Law of 1988, as amended, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings in which the failure of which to obtain would not in the aggregate have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the Transaction.

     4.5 Financial Resources. Parent has the financial resources to fulfill all the undertakings and obligations of Buyer in terms of the provisions of this
Agreement, including without limitation, the payment of the Purchase Price and the performance and fulfillment of the Assumed Liabilities.

     4.6 Due Diligence Complete. Parent and Buyer have been given a proper and adequate opportunity to conduct, and have conducted, a full, thorough and exhaustive due diligence examination of the Business, the Facility, the
Purchased Assets and the Assumed Liabilities.

     4.7 Fees. Neither Parent nor Buyer have any liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney, with respect to the transactions contemplated by this Agreement

                                      -42-

                                   ARTICLE V

                              PRE-CLOSING COVENANTS

         Parent and Buyer shall appoint a qualified representative ("BUYER'S
REPRESENTATIVE") who shall be reasonably available during normal working hours for the period between the Execution Date and the Closing Date. For purposes of this Section 5.1, Buyer's Representative's withholding approval of a proposed action shall be considered reasonable if, among other things, Buyer's
Representative determines that any such proposed action would not be consistent with Parent's or Buyer's corporate or business strategy. With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement and the Closing:

     5.1 Operation of Business.

           (a) Seller agrees that, between the Execution Date and the Closing
Date, except as contemplated by this Agreement or as otherwise consented to or approved in advance by Buyer's Representative (which approval shall not be unreasonably withheld), Seller shall:

               (i) use all commercially reasonable efforts to (i) preserve intact the present business organization, reputation, contractual and other arrangements of the Business then under the control of Seller, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present officers and other Employees of the Business, and subject to any right under applicable Law of each Transferred Employee to resign and to receive payment of severance pay in consequence of this Transaction, (iii) maintain the Purchased Assets in good working order and condition, ordinary wear and tear excepted, (iv) maintain the goodwill of customers, suppliers, distributors and other Persons to whom Seller sells goods or provides services or with whom Seller otherwise has significant business relationships in connection with the Business, and (v) continue all current sales, service, marketing, promotional, product development and other activities relating to the Business;

               (ii) except to the extent required by applicable Law, (i) cause the Books and Records of the Business to be maintained in the usual, regular and ordinary manner, and (ii) not permit any change in any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of Seller that would adversely affect the Business, the Purchased Assets or the Assumed Liabilities;

               (iii) use all commercially reasonable efforts to continue in full force and effect all material insurance policies (or comparable insurance policies) insuring the Business and the Purchased Assets; and

               (iv) comply in all material respects with all Laws and Orders applicable to the Business, and promptly following receipt thereof deliver to
Buyer copies of any notice received from any Governmental Body or other Person alleging any violation of any such Law or Order.

                                      -43-

           (b) Seller agrees that, between the Execution Date and the Closing
Date, except as contemplated by this Agreement or as otherwise consented to or approved in advance by Buyer's Representative (which approval shall not be unreasonably withheld), Seller shall not:

               (i) make any representation or promise, oral or written, to any
Employee concerning any Benefit Plan, except for statements as to the rights or accrued benefits of any Employee under the terms of any Benefit Plan;

               (ii) make any increase in the salary, wages or other compensation
(a) of any Employee whose annual salary is or, after giving effect to such change, would be the equivalent of US$50,000 or more, nor (b) of any other
Employee not listed or described in SCHEDULE 5.1(B)(II), except where such increases have been agreed upon by Parent, Buyer and Seller, prior to the
Execution Date;

               (iii) adopt, enter into or become bound by any Benefit Plan, any employment-related contract or any collective bargaining agreement with respect to the Business or any of the Employees, or, amending, modifying or terminating
(partially or completely) any such Benefit Plan, employment-related contract or collective bargaining agreement, except to the extent required by applicable Law and, in the event compliance with legal requirements presents options, only to the extent that the option which Seller reasonably believes to be the least costly is chosen, except in the ordinary course of business consistent with past practice;

               (iv) establish or modify any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, any employment-related contract or other compensation arrangement with or for
Employees or (ii) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, any employment-related contract or other compensation arrangement with or for Employees, except in the ordinary course of business consistent with past practice; or

               (v) enter into any Contract to do or engage in any of the
foregoing items set forth in this Section 5.1(b).

           (c) Seller agrees that, between the Execution Date and the Closing
Date, except as contemplated by this Agreement or as otherwise consented to or approved in advance by Buyer's Representative (which approval shall not be unreasonably withheld), Seller shall not:

               (i) acquire lease, license or dispose of or agree to acquire lease, license or dispose of any assets that would constitute Purchased Assets hereunder, other than in the ordinary course of business consistent with past practice, or create or incur any Lien, other than a Permitted Lien, on any assets that would constitute Purchased Assets hereunder;

               (ii) enter into, amend, modify, terminate (partially or
completely), grant any waiver under or give any consent with respect to any
Business Contract or any Business License, in each case other than in the ordinary course of business consistent with past practice;

                                      -44-

               (iii) violate, breach or default in any material respect under, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or material default under, any term or provision of any Business Contract or any Business License;

               (iv) incur, purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right of Seller under, any liability of or owing to
Seller in connection with the Business then under the control of Seller that would constitute a Purchased Asset hereunder, other than in the ordinary course of business consistent with past practice;

               (v) engage with any Person in any merger, consolidation or other business combination, unless such Person agrees in writing that such merger, consolidation or other business combination is subject to the terms and conditions of this Agreement and the Ancillary Agreements;

               (vi) engage in any transaction with respect to the Business then under the control of Seller with any officer, director, Affiliate of Seller or any Affiliate of any such officer, director or Affiliate, outside the ordinary course of business consistent with past practice;

               (vii) make capital expenditures or commitments for additions to property, plant or equipment constituting capital assets on behalf of the
Business, other than in the ordinary course of business consistent with past practice;

               (viii) make any material acquisitions, sales or other
dispositions of (or making any commitments for such acquisition, sale or disposition of) any product of the Business, or any parts, components, supplies or accessories related thereto, that are materially in excess of standard industry practices, that are other than in the ordinary course of business or that are other than on an arm's-length basis; or

               (ix) make any material changes in the conduct of the Business, except as specifically contemplated or permitted by this Agreement; or

               (x) enter into any Contract to do or engage in any of the
foregoing items set forth in this Section 5.1(c).

               5.2 Access to Information. The Seller shall permit the Buyer and its representatives after the Execution Date and prior to the Closing Date to have reasonable access during normal business hours, upon reasonable advance notice, to the Books and Records, Employees and assets of the Business then under the control of Seller for the purposes of, among other things, identifying and verifying the value of the Purchased Assets to be purchased at the Closing, and with respect to Real Property, for the purpose of conducting such an environmental audits or assessment that may include soil, groundwater and other
Hazardous Materials sampling as Parent desires (in its sole discretion) ;
provided, however, that such access shall be conducted by the Buyer and its representatives in such a manner as not to interfere unreasonably with the businesses or operations of the Seller or the

                                      -45-

Business. All representatives of Buyer and Parent shall be required to execute
Non-Disclosure and Confidentially Undertakings prior to gaining access to the
Books and Records.

     5.3 Notice of Developments. Seller shall give prompt notice to Buyer of (i)
the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (ii)
any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect any remedies available to the Party receiving such notice. No disclosure by Seller pursuant to this Section 5.3, however, shall be deemed to amend or supplement Seller Disclosure Letter or prevent or cure any misrepresentations, breach of warranty or breach of covenant without the written consent of Parent.

     5.4 No Solicitation.

           (a) From and after the Execution Date and until the earlier of the
Closing or the termination of this Agreement, Seller shall not (nor shall it permit its Representatives to) directly or indirectly take any of the following actions with any Person other than Parent, Buyer and their designees: (a)
solicit, initiate or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any Person relating to any possible Acquisition Proposal with Seller or any of its subsidiaries (whether such subsidiaries are in existence on the date hereof or are hereafter organized) other than providing Elgems Ltd. with a Sale Event Notice pursuant to the Second Amended and Restated Elscint Supply Agreement dated August 31, 2000,
(b) provide information with respect to Seller to any Person, other than Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Acquisition Proposal with Seller or any subsidiary of Seller (whether such subsidiaries are in existence on the date hereof or are hereafter organized), (c) enter into a contract or agreement (whether oral or written) with any Person, other than
Parent, providing for an Acquisition Proposal with Seller or any subsidiary
(whether such subsidiaries are in existence on the date hereof or are hereafter organized), or (d) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal with Seller or any subsidiary (whether such subsidiary is in existence on the date hereof or are hereafter organized) other than by Parent. Seller shall, and shall cause its
Representatives to, immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any Acquisition Proposal.
In addition to the foregoing, if Seller or any of its Representatives receives, prior to the Closing or the termination of this Agreement, any offer or proposal
(formal or informal) relating to any of the above, Seller shall immediately notify Parent thereof and provide Parent with the details thereof including the identity of the Person or Persons making such offer or proposal, and will keep
Parent fully informed of the status and details of any such offer of proposal.
Each of Seller and Parent acknowledge that this Section 5.5 was a significant inducement for Buyer and Parent to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the
Purchase Price to be paid to Seller or (ii) a failure to induce Buyer and Parent to enter into this Agreement.

                                      -46-

           (b) As used in this Section 5.5, "ACQUISITION PROPOSAL" shall mean a proposal or offer for a merger, consolidation or other business combination involving an acquisition of the Business or the Purchased Assets; or

     5.5 Reasonable Efforts. Each of the Parties will use their reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this
Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII below).

     5.6 Notices and Consents. Seller will give any notices to third parties and obtain any third party consents that are required in connection with the matters identified in Sections 3.3 and 3.4 of Seller Disclosure Letter or otherwise required in connection with the Transaction so as to preserve all material rights of or benefits to Seller. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters identified in Sections 3.3 and 3.4 of Seller
Disclosure Letter or as otherwise required in connection with the transactions contemplated by this Agreement.

     5.7 Reimbursement of Expenses. Seller shall furnish Elgems Ltd. the Sale
Event Notice as soon as practical following the Execution Date. In the event that Elgems Ltd. shall exercise its rights of first refusal to acquire the
Business pursuant to the Second Amended and Restated Elscint Supply Agreement
dated August 31, 2000, Seller shall reimburse Parent for all costs and expenses incurred by Parent and Buyer in the conduct of its due diligence investigations and the negotiation and preparation of this Agreement and the Ancillary
Agreements.

     5.8 Employee Matters. (a) As soon as practical after the Execution Date, but in any event by not later than the Closing Date, Buyer and Seller shall jointly notify the Transferred Employees that, contingent upon the Closing, they will continue to be employed by Buyer following the Closing Date, and that such employment will be without prejudice to their rights ("retzef zsuciot"). The notice shall be published in the customary manner, and shall contain an undertaking by Buyer to bear sole responsibility towards the Transferred
Employees for their Benefits following the Closing Date. Buyer and Seller shall jointly apply to the Ministry of Finance or other appropriate government ministry in order to obtain approval for the transfer of all employee severance pay and pension funds (the "Employee Funds") of the Transferred Employees to
Buyer without prejudice to the accrued rights of the Transferred Employees.

     (b) Seller shall ensure that all the Employee Funds of the Transferred
Employees are fully funded to the extent required by operation of law and/or relevant pension fund regulations in accordance with the exemption requirements set out in Section 14 of the Severance Pay Act of 1963 (the "SEVERANCE ACT") as
of the Closing Date. Seller shall transfer the Employee Funds to Buyer on or prior to the Closing Date provided that a pre-ruling has been received from the
Ministry of Finance or other appropriate government ministry for the transfer of the Employee Funds. It is hereby agreed subject to the foregoing, that after the transfer of the Employee Funds, the Seller shall bear no further liability for payment of severance pay to any of the Tranferred Employees. Subject to the
foregoing, if Ministry of Finance approval (or other appropriate government ministry

                                      -47-

approval) is not obtained by the Closing Date, the date for the fulfillment by
Seller of this covenant shall be extended accordingly. In the event that the contributions to the Employee Funds on account of severance payments for the period of employment by the Seller prior to the Closing Effective Date require supplementary payments (if and to the extent that it is established by a court of law that the exemption of Section 14 of the Severance Act does not apply),
Seller hereby agrees to fully indemnify the Parent and Buyer to the extent laid down in Section 9.1(a) in respect of such a claim and/or demand.

         (c) In the event that workers at the Facility employed by an employment agency to work in the Business within two years of the Closing Effective Date demand equalization of employment terms and conditions during the period of their employment on behalf of the Seller at the Facility prior to the Closing
Effective Date, the Seller agrees to indemnify fully the Parent and Buyer to the extent laid down in Section 9.1(a) in respect of such a claim and/or demand.

         (d) In the event that employees who are employed on the basis of a
"global" or all-inclusive salary and do not receive overtime or other benefit in kind according to Hours of Work and Rest Law 1951 ("OVERTIME PAYMENTS"), are
deemed, according to applicable Law to be entitled to such Overtime Payments within one year of the Closing Effective Date in respect of the period by Seller prior to the Closing Effective Date, the Seller agrees to indemnify fully the
Parent and Buyer to the extent laid down in Section 9.1(a) in respect of such a claim and/or demand.

         (e) In the event that workers at the facility employed by a contractor to work in the Business are held as a matter of law to be employees of the
Seller during the period of their employment at the Facility prior to the
Closing Effective Date within one year of the Closing Effective Date, the Seller agrees to indemnify fully the Parent and Buyer to the extent laid down in
Section 9.1(a) in respect of such a claim and/or demand. This indemnity shall not apply to any employee who is hired by the Parent or the Buyer as a regular employee within a year of the date on which such employee terminates his or her employment with contractor.

     5.9 Fire Code Upgrades. Seller shall either (i) perform all upgrades to the
Real Property required under applicable fire code Laws (the "FIRE CODE
UPGRADES") prior to the Closing Date or (ii) obtain an estimate which shall be reasonably acceptable to Parent and Buyer from a third party contractor of the costs required to perform the Fire Code Upgrades (the "FIRE CODE AMOUNT").

     5.10 Currency Exchange Rate. The Preliminary and Closing Balance Sheets
will be presented in New Israeli Shekels adjusted to changes in the CPI and will include a convenience translation to U.S. Dollars in accordance with the customary rules for convenience translation generally accepted in the United
States. The convenience translation used in connection with any purchase price adjustment or claim on the Escrow shall be the same rate as used in the
Preliminary and Closing Balance Sheets.

     5.11 Payments and Collections During Interim Period. During the period commencing on the Closing Time (as defined in Section 2.3(a) above) and terminating on the Closing Date (the "INTERIM PERIOD"), the following shall apply:

                                      -48-

     (a) Seller shall pay out only such amounts as are recorded as accrued liabilities on the Preliminary Balance Sheet and which are due for payment during the Interim Period, including Employee salaries and payments to suppliers
(collectively, "INTERIM PAYMENTS").

     (b) Seller shall accept payments of Accounts Receivable which are recorded on the Preliminary Balance Sheet and which have been acquired by Buyer and paid during the Interim Period (the "INTERIM COLLECTIONS").

     (c) On the Closing Date,

           (i) if the amount of Interim Payments exceeds the amount of Interim
Collections, the Buyer shall pay to Seller on the Closing Date in immediately available funds the amount of such difference; or

           (ii) if the amount of the Interim Collections exceeds the amount of the Interim Payments, then Buyer shall pay to Seller in immediately available funds the amount of any such difference.

     (d) For the avoidance of doubt, any payments made according to the terms of this Section do not constitute payments or deductions on account of the Purchase
Price, but rather constitute payments and adjustments as are required in order not to unnecessarily disrupt the day to day operations of the Business during the Interim Period.

     5.12 Tosefet Yoker. In the event that a general price increase adjustment
("tosefet yoker") will be declared and will become effective in Israel prior to
Closing, Seller undertakes to make the necessary adjustments to any reserves included in the Preliminary Balance Sheet for employee vacation payments (and, if so reserved, for sick leave payments) at the applicable rate of such general price increase adjustment ("tosefet yoker").

                         OTHER AGREEMENTS AND COVENANTS

     6.1 Confidentiality. Each of the Parties hereto hereby agrees to keep such information or knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which (a) a Party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such Party, (d) is later lawfully acquired by another Party from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers or (f) which is disclosed in the course of any litigation between any of the Parties hereto. In this regard, Seller and its employees and agents acknowledge that Parent's common stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information

                                      -49-

within the meaning of federal and state securities laws. Accordingly, Seller and its employees and agents with actual knowledge of the Transaction, acknowledge and agree not to engage in any transactions in Parent's Common Stock in violation of applicable insider trading laws. Furthermore, Parent and Buyer, and their respective employees and agents, acknowledge that Seller's common stock is publicly traded and that any information pertaining to this Transaction could also be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, Parent and Buyer and their respective employees and agents with actual knowledge of the Transaction, acknowledge and agree not to engage in any transactions in Seller's Common Stock in violation of applicable insider trading laws.

     6.2 Additional Documents and Further Assurances. Each Party hereto, at the request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting the consummation of the transactions contemplated hereby.

     6.3 Seller's Name. Following the Closing Date, Parent and Buyer shall, except as specifically agreed to the contrary by Seller in the Agreement and the
Ancillary Agreements, discontinue the use of the trade names of "Elscint Ltd."
and "Elscint Industrial Solutions (1999) Ltd." in respect of the Business, and shall refrain from any future use of the name "Elscint" with respect to the
Business.

     6.4 Insurance. Buyer agrees to assume Seller's insurance with respect to the Business for the period for which premiums have been prepaid provided that
(i) the pricing is competitive with other insurance available to Parent or
Buyer, (ii) the insurance coverages meet Parent's risk tolerance levels and
(iii) any such policies are assignable.

     6.5 Tail Insurance. At Seller's request and at Seller's expense, Buyer agrees to procure tail insurance on Seller's behalf.

                                  ARTICLE VII

                            CONDITIONS TO THE CLOSING

     7.1 Conditions to Parent's and Buyer's Obligation to Close. The obligations of Parent and Buyer hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Parent, but only in a writing signed by Parent):

     (a) Representations and Warranties. The representations and warranties of
Seller set forth in Article III that are qualified as to materiality or Material
Adverse Effect, or in Sections 3.1, 3.2 or 3.3 shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing with the same force and effect as if made on and as of the Closing (except to the extent expressly made as of a particular date, in which case as of such date).

                                      -50-

     (b) Covenants. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing.

     (c) No Actions. No action, suit, or proceeding shall be threatened or pending before any court or quasi-judicial or administrative agency of any
non-U.S. or any U.S. federal, state or local jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, if successful, (A) prevent consummation of any of the transactions contemplated by this Agreement of (B) result in a Material Adverse
Effect to the Business, the Facility or the Purchased Assets.

     (d) No Material Adverse Effect. From the Execution Date, there shall not have been any event or development that has resulted in a Material Adverse
Effect on the Business or the Purchased Assets nor shall there have occurred any event or development that could reasonably be likely to result in the future in a Material Adverse Effect on the Business or the Purchased Assets.

     (e) Closing Certificates. The President of Seller shall have delivered to
Parent a certificate to the effect that each of the conditions specified above in Section 7.1(a) to 7.1(d) (inclusive) is satisfied in all respects.

     (f) Third Party Consents. All consents (or waivers in lieu thereof) to the performance by Parent, Buyer and Seller of their respective obligations under this Agreement and the Ancillary Agreements or to the consummation of the
Transaction, as are listed in SCHEDULE 7.1(F) (i) shall have been obtained, (ii)
shall be in form and substance reasonably satisfactory to Parent, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (iv) shall be in full force and effect.

     (g) Governmental Authorizations. The Parties shall have received all authorizations, consents and approvals of Governmental Bodies set forth in
Section 3.6 of the Seller Disclosure Letter, including, but not limited to, all approvals required under the Noncompetition Laws, and the consent of the
Controller of the Israeli Antitrust Authority.

     (h) Elgems Waiver. Elgems Ltd. shall have furnished Buyer with a written and unconditional waiver of its rights of first refusal to acquire the Business as set forth in that certain Second Amended and Restated Elscint Supply
Agreement dated August 31, 2000 by not later than a date 63 days following the
Execution Date (or alternatively shall be deemed to have made such waiver in the event that Elgems Ltd. fails to respond to Elscint's Sale Event Notice within such 63 day period).

     (i) Principal Customers. Seller shall have delivered to Buyer assignment instruments with regard to the manufacturing agreements and purchase orders between Seller and each Principal Customer. Each assignment instrument shall be signed by Seller and the respective Principal Customer thereby agreeing to the assignment of the manufacturing agreements and purchase orders by Seller to
Buyer.

                                      -51-

     (j) Opinion of Counsel. Buyer shall have received an opinion of Seller's
General Counsel in substantially the form set forth in SCHEDULE 7.1(J).

     (k) Delivery of Documents. Seller will have delivered to Buyer the following documents:

           (i) an assignment instrument with regard to the Leased Real Property, and consents from the landlord (Mavne Ta'asiot Ltd.) of the Leased Real Property and from the Israel Lands Authority;

           (ii) all necessary or appropriate documents to effect the transfer of the Purchased Assets and the Assumed Liabilities;

           (iii) the Books and Records of Seller relating to the Purchased
Assets and Assumed Liabilities;

           (iv) all necessary or appropriate documents (a) demonstrating title to the Owned Real Estate, free of all Liens, (b) needed to effect the transfer of the Owned Real Property to Buyer and (c) demonstrating the appropriate registration of the Owned Real Property in the name of Seller in the land records of the appropriate Governmental Body;

           (v) assignment instruments with regard to the manufacturing, supplier and services agreements and licenses listed or described in SCHEDULE 7.1(A)(V), including consents to the assignments from all Persons who are parties to such agreements and license; and

           (vi) consents from all Persons to discharge any Lien, if any (other than Permitted Liens) or other charges on the Purchased Assets, the Business or the Facility.

     (l) Incentives. Seller and Buyer will have filed a joint request to the
Investment Center satisfactory to Buyer for the transfer prospectively to Buyer of all existing incentives with respect to the Purchased Assets, the Business and the Facility under the Encouragement of Capital Investment Law, 1959 as amended, provided that the award of the approval of the Investment Center shall not be a condition for closing.

     (m) Board of Directors. Buyer shall have received a certified copy of the resolutions of the board of directors of Seller approving this Agreement, the sale and transfer of the Purchased Assets to Buyer, and the Ancillary
Agreements.

     (n) Preliminary Balance Sheet. Seller shall have executed and delivered to
Buyer the Preliminary Balance Sheet and a statement indicating the Preliminary
Net Asset Value.

     (o) AR Affirmations. Each account debtor with respect to Accounts
Receivable existing as of September 30, 2002 shall have executed affirmations, in customary form and substance ("AR AFFIRMATIONS") to the effect that such account debtor's Account Receivable is valid and correct.

                                      -52-

           (p) AR Printouts. Seller shall have delivered to Buyer its Seller AR
Printout, and the Customer AR Closing Printouts of each account debtor with respect to Accounts Receivable existing as of the Closing Effective Date
(subject to the provisions of Section 2.3(e)(iii) above).

           (q) AR Assignment Notices. Seller shall furnish copies of the written notices to be sent by registered mail to each account debtor with respect to
Accounts Receivable in terms of the provisions of the Assignment of Obligations
Law 5729-1969, serving notice upon such debtors of the assignment by Seller to
Buyer of the right to demand payment of the relevant Account Receivable.

           (r) Purged Accounts Payable. Prior to Closing, Seller shall furnish
Buyer with a schedule specifying all the accounts payable which it has excluded
("purged") from the Preliminary Balance Sheet and transferred to its own balance sheet, and for which it shall remain liable following the Closing.

     7.2 Conditions to Seller's Obligations. The obligations of Seller hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by
Seller, but only in a writing signed by Seller):

           (a) Representations and Warranties. The representations and warranties of Parent and Buyer set forth in Article IV that are qualified as to materiality or Material Adverse Effect, or in Sections 4.1, 4.2 or 4.3 shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing with the same force and effect as if made on and as of the
Closing (except to the extent expressly made as of a particular date, in which case as of such date).

           (b) Covenants. Parent and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this
Agreement to be performed or complied with by them on or prior to the Closing.

           (c) Closing Certificate. An officer of Parent shall have delivered to
Seller a certificate to the effect that each of the conditions specified above in Section 7.2(a) and 7.2(b) is satisfied in all respects.

           (d) Board of Directors. Seller shall have received a certified copy of the resolutions of the board of directors of Buyer approving this Agreement, the sale and transfer of the Purchased Assets to Buyer, and the Ancillary
Agreements.

           (e) Opinion of Counsel. Seller shall have received an opinion of legal counsel for Parent and Buyer in substantially the form set forth in
SCHEDULE 7.2(E).

           (f) Governmental Authorizations. The Parties shall have received all authorizations, consents and approvals of Governmental Bodies set forth in
Section 3.4 of the Seller Disclosure Letter, including, but not limited to, all approvals required under the Noncompetition Laws and the consent of the
Controller of Israeli Antitrust Authority.

                                      -53-

           (g) Buyer Formation. Seller shall have received documents evidencing the formation of Sanmina-SCI Israel Medical LTD as a company under the laws of
Israel.

                                  ARTICLE VIII

              SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

           8.1 Representations, Warranties and Covenants. The covenants contained in this Agreement shall survive the applicable Closing Date indefinitely and without limitation except as otherwise specified therein. The representations and warranties contained in this Agreement and the Ancillary
Agreements shall survive the applicable Closing Date for a period of twenty four
(24) months (such date upon which they expire being referred to herein as the
"SURVIVAL DATE") and shall thereafter expire; provided, however, that notwithstanding the foregoing (i) the representations and warranties of Seller contained in Section 3.9 (Tax Matters) shall survive until the date which is thirty (30) days following the expiration of the applicable statute of limitations and (ii) the representations and warranties of Seller contained in
Section 3.2 (Authorization) and Section 3.22 (Environment, Health and Safety),
and the representations and warranties of Buyer contained in Section 4.2
(Authorization), shall survive the applicable Closing Date indefinitely and without limitation. Buyer's right to make a claim for indemnification under
Section 9.1, and Seller's right to make a claim for indemnification under
Section 9.2, for a breach of any representation or warranty shall be made on or prior to the date, if any, on which the survival period for such representation or warranty expires. Any claims under Article IX must be asserted in writing with reasonable particularity by the party making such claim.

                                   ARTICLE IX

                                 INDEMNIFICATION

           9.1 Indemnification by Seller. Subject to Section 9.5, Seller agrees to defend, indemnify and hold harmless Parent and Buyer and their respective successors, assigns and Affiliates (individually, a "BUYER INDEMNITEE", and collectively, the "BUYER INDEMNITEES") from and against and in respect of any and all losses, damages, deficiencies, liabilities, assessments, judgments, costs and expenses, including attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, "DAMAGES")
suffered or incurred by any Buyer Indemnitee which is caused by, resulting from or arising out of:

               (a) any breach of any representation, warranty or covenant of
Seller contained in this Agreement or in any Ancillary Agreement, or other agreement, certificate, instrument or other document entered into or delivered by Seller in connection herewith (it being understood and agreed that solely for purposes of determining whether any such breach has occurred for purposes of the indemnification obligations set forth in this Article IX, all qualifications as to "materiality," and all "Material Adverse Effect" and "knowledge"
qualifications, contained in such representations and warranties shall be disregarded and have no force or effect);

                                      -54-

               (b) any Excluded Liabilities;

               (c) Taxes to the extent provided in Section 2.7

     9.2 Indemnification by Buyer. Subject to Section 9.5, the Buyer agrees to defend, indemnify and hold harmless the Seller and its respective successors, assigns and Affiliates (individually, a "SELLER INDEMNITEE", and collectively, the "SELLER INDEMNITEES") from and against and in respect of any and all Damages suffered or incurred by any Seller Indemnitee which is caused by, resulting from or arising out of:

           (a) any breach of any representation, warranty or covenant of Buyer contained in this Agreement, or in any Ancillary Agreement, or other agreement, certificate, instrument or other document entered into or delivered by any Buyer in connection herewith (it being understood and agreed that solely for purposes of determining whether any such breach has occurred for purposes of the indemnification obligations set forth in this Article IX, all qualifications as to "materiality," and all "Material Adverse Effect" and "knowledge"
qualifications, contained in such representations and warranties shall be disregarded and have no force or effect);

           (b) any Assumed Liabilities; and

           (c) Taxes to the extent provided in Section 2.7.

     9.3 Notice and Opportunity to Defend. If any action, proceeding, claim, liability, demand or assessment shall be asserted against any Buyer Indemnitee or any Seller Indemnitee (the "INDEMNITEE") in respect of which such Indemnitee proposes to demand indemnification, such Indemnitee shall notify the party obligated to provide indemnification pursuant to Section 9.1 or Section 9.2 (the
"INDEMNIFYING PARTY") thereof within a reasonable period of time after assertion thereof; provided, however, that the failure to so notify the Indemnifying Party shall not affect the Indemnitee's right to indemnification hereunder unless the
Indemnifying Party's interests are actually and materially prejudiced thereby.
Subject to rights of or duties to any insurer or other third Person having liability therefor, the Indemnifying Party shall have the right, within ten (10)
days after receipt of such notice, to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, and to retain counsel in connection therewith; provided, however, that if the Indemnifying Party shall exercise its right to assume such control:

           (a) if the subject matter of the controversy is not a Tax, the
Indemnitee may, in its sole discretion and at its own expense, employ separate counsel to represent it in any such matter, and in such event counsel selected by the Indemnifying Party shall be required to cooperate with such counsel of the Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Indemnitee;

           (b) if the subject matter of the controversy is a Tax and the determination of such controversy can reasonably be expected to adversely affect liability for such Tax for any period following the Closing, the Indemnitee may attend, itself or through separate counsel reasonably

                                      -55-

satisfactory to the Indemnifying Party, any appearances (with reasonable notice thereof) before the Tax Authority and any administrative or judicial body determining such controversy and shall have the right to review and comment in advance on any pleadings, briefs or documents to be disclosed or submitted by in defense of the matter;

           (c) for any subject matter, the Indemnitee will, at its own expense, make available to the Indemnifying Party those employees of the Indemnitee or any Affiliate of the Indemnitee whose assistance, testimony or presence is desirable to assist the Indemnifying Party in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the business activities of the Indemnitee and its
Affiliates;

           (d) the Indemnifying Party shall not compromise or settle any such action, suit, proceeding, claim, liability or assessment without the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed;

           (e) in the event that any action, suit, proceeding, claim, liability or assessment (or the compromise or settlement thereof) involves a claim for (i)
injunctive relief that could affect the Business in any respect, or (ii) a claim for damages (or a claim that could result in damages in excess of limitations set forth in sub-sections (b), (c), (d), (e) and (g) of Section 9.5, the
Indemnitee shall have the right to control the defense and settlement thereof, at the sole cost and expense of the Indemnifying Party; provided, however, that the Indemnitee shall not compromise or settle any such action, suit, proceeding, claim, liability or assessment without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

     9.4 Remedies. Except for the right to seek to specifically enforce the covenants hereunder, and except as specifically provided in this Agreement
(including, without limitation, the immediately succeeding sentence), following the Closing Date, in the absence of fraud or willful breach of this Agreement, the sole and exclusive remedy of both Buyer and Seller with respect to any breach of any representation or warranty contained in this Agreement, or in any agreement, certificate, instrument or other document entered into in connection herewith, shall be restricted to the indemnification rights set forth in this
Article IX. Nothing contained in this Article IX or elsewhere in this Agreement shall limit the liability of either Party under this Agreement if this Agreement is terminated pursuant to Section 10.1 or otherwise, or if the transactions contemplated hereby shall not be consummated for any reason.

     9.5 Certain Limitations. The liability of the Seller or the Buyer, as applicable, for claims under this Agreement shall be limited by the following:

           (a) At any time after the Survival Date, (i) the Seller shall have no further obligations under this Article IX for breaches of representations and warranties of the Seller, except for Damages with respect to which the Buyer
Indemnitee has given the Seller written notice prior to such date in accordance with Section 9.3 and (ii) the Buyer shall have no further obligations under this
Article IX for breaches of representations and warranties of the Buyer, except for Damages with

                                      -56-

respect to which the Seller Indemnitee has given the Buyer written notice prior to such date in accordance with Section 9.3.

           (b) Notwithstanding anything to the contrary herein, any claim by a
Buyer Indemnitee against Seller pursuant to Section 9.1(a) shall be payable by
Seller only in the event that the accumulated amount of Damages in respect of
Seller's obligations to indemnify the Buyer Indemnitees under this Agreement shall exceed $200,000 in the aggregate (the "SELLER INDEMNIFICATION THRESHOLD");
provided, however, that at such time as the aggregate amount of Damages in respect of the indemnity obligations of Seller shall exceed the Seller
Indemnification Threshold, Seller shall thereafter be liable for any amount of
Damages in excess of $100,000 suffered or incurred by the Buyer Indemnitees, it being the intention of the parties that any amount in excess of $100,000 of
Damages comprising the Seller Indemnification Threshold shall be recoverable by
Buyer against Seller in the event that the accumulated amount of Damages suffered by the Buyer Indemnitees shall exceed the Seller Indemnification
Threshold.

           (c) Notwithstanding anything to the contrary herein, in the absence of fraud or willful breach of this Agreement (for which there shall be no limitation), in no event shall the maximum aggregate liability of Seller in respect of any claims by the Buyer Indemnitees against Seller pursuant to
Section 9.1(a) for Damages suffered or incurred by any Buyer Indemnitees exceed
20% of the value of the Purchase Price (as adjusted pursuant to Sections 2.4 and
2.5).

           (d) Notwithstanding anything to the contrary herein, the limitations contained in this Section 9.5 shall not apply to claims for indemnification by
Buyer Indemnitees against Seller in respect of (i) Excluded Liabilities pursuant to Section 9.1(b) or (ii) Taxes pursuant to Section 9.1(c).

           (e) Notwithstanding anything to the contrary herein, any claim by a
Seller Indemnitee against Buyer pursuant to Section 9.2(a) shall be payable by
Buyer only in the event and to the extent that the accumulated amount of the
Damages in respect of Buyer's obligations to indemnify under this Agreement shall exceed $200,000 in the aggregate (the "BUYER INDEMNIFICATION THRESHOLD");
provided, however, that at such time as the aggregate amount of Damages in respect of the indemnity obligations of Buyer shall exceed the Buyer
Indemnification Threshold, Buyer shall thereafter be liable for any amount of
Damages in excess of $100,000 suffered or incurred by the Seller Indemnitees, it being the intention of the parties that any amount in excess of $100,000 of
Damages comprising the Buyer Indemnification Threshold shall be recoverable by
Seller against Buyer in the event that the accumulated amount of Damages suffered by the Seller Indemnitees shall exceed the Buyer Indemnification
Threshold.

           (f) Notwithstanding anything to the contrary herein, the limitations contained in this Section 9.5 shall not apply to claims for indemnification by
Seller Indemnitees against Buyer in respect of (i) Assumed Liabilities pursuant to Section 9.2(b) or (ii) Taxes pursuant to Section 9.2(c).

           (g) Notwithstanding anything to the contrary herein, in no event shall the maximum aggregate liability of Buyer in respect of any claims by the
Seller Indemnitees against Buyer pursuant to Section 9.2(a) for Damages suffered or incurred by any Seller Indemnitees exceed 20% of the value of the Purchase
Price (as adjusted pursuant to Sections 2.4 and 2.5).

                                      -57-

           (h) Notwithstanding anything to the contrary herein, the limitations contained in this Section 9.5 shall not apply, nor be limited in time to any claim by the Buyer Indemnitees against the Seller in respect of inadequate funding of the Employee Funds by the Seller.

           (i) Except as set forth in Section 9.4, the provisions of Article IX shall be the sole remedy to the Parties for breach of contract.

     9.6 Environmental Covenants. The obligations and rights of the Buyer
Indemnitees and Seller Indemnitees with respect to indemnification for
Environmental Liabilities under this Article IX (whether as an Excluded
Liability, Assumed Liability or as a result of a representation or warranty made in this Agreement), collectively the "ENVIRONMENTAL COVENANTS," are in addition to, independent from, and severable from the rights and obligations of said parties under all other provisions of this Agreement. It is expressly acknowledged by all parties hereto that neither the acts or omissions of any party hereto, nor any failure of any condition or breach of a representation contained in this Agreement, any Ancillary Agreements, or any other agreements entered into in connection therewith, shall impair the rights of Seller
Indemnitees or Buyer Indemnitees to enforce the Environmental Covenants for their benefit, it being understood that the Environmental Covenants are being given in consideration of the closing of the transactions contemplated by this
Agreement. The Environmental Covenants shall survive the sale, transfer, assignment, or hypothecation of any ownership interest in a party benefited hereby or obligated hereunder and the sale, transfer, assignment, or hypothecation of the business activities of the Facility, Purchased Assets or the Real Property, or any portion thereof or interest therein, by any Parent,
Buyer or Seller to any Person.

                                   ARTICLE X

                                   TERMINATION

     10.1 Termination of the Agreement. The Parties may terminate this Agreement as provided below:

           (a) Parent and Seller may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;

           (b) Parent or Seller may terminate this Agreement by written notice if: (i) the Closing has not occurred by February 28th, 2003; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this
Agreement; (ii) there shall be a final nonappealable order of a court of competent jurisdiction in effect preventing consummation of the transactions contemplated by this Agreement or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body that would make consummation of the transactions contemplated by this Agreement illegal;

                                      -58-

           (c) Parent may terminate this Agreement by written notice if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body, which would (i) prohibit Parent's or
Buyer's ownership or operation of all or a portion of the Business or the
Purchased Assets or (ii) compel Parent or Buyer to dispose of or hold separate all or a portion of the business or assets of Parent or Seller as a result of the transactions contemplated by this Agreement;

           (d) Parent may terminate this Agreement by written notice if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller and such breach has not been cured within thirty (30) calendar days after written notice to Seller; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

           (e) Seller may terminate this Agreement by written notice if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent and such breach has not been cured within thirty (30) calendar days after written notice to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; and

           (f) Seller may terminate this Agreement by written notice if an event having a Material Adverse Effect on Parent shall have occurred after the date of this Agreement.

     10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided that each Party shall remain liable for any willful breaches of this Agreement prior to its termination and provided, further, that the provisions contained in Section 6.1
(confidentiality) and Section 11 (miscellaneous) shall survive termination.

                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that (a) Parent and Seller may make any public disclosure they believe in good faith is required by applicable law or any listing or trading agreement concerning their respective publicly-traded securities (in which case Parent will use its reasonable efforts to advise
Seller prior to making the disclosure, and visa versa) and (b) Seller may correspond with third parties in writings in form and substance reasonably satisfactory to Parent with respect to obtaining consents from such parties pursuant to Section 7.1(f).

     11.2 Dispute Resolution.

                                      -59-

     (a) For any dispute, difference or claim arising out of or relating to this
Agreement or the Ancillary Agreements (other than as set forth in Section
11.2(c) below), the Parties shall first attempt in good faith to negotiate a written resolution of such dispute or claim within a period not to exceed fifteen (15) days from the date of receipt of a Party's request for such negotiations ("DATE OF REQUEST"). Such negotiations shall be conducted by senior executives of Seller and Buyer. In the event that Seller and Buyer fail to reach a written resolution within such fifteen (15) days from the Date of Request, or other period of time agreed upon by the Parties in writing, either Seller or
Buyer may seek to resolve the dispute or claim by arbitration in accordance with the procedures set forth in Section 11.2(b) of this Agreement.

     (b) Subject to Section 11.2(a) above and other than as set forth in Section
11.2(c) below, any dispute, difference or claim between the Parties with regard to this Agreement or the Ancillary Agreements, its performance, interpretation, application or validity, shall be solely referred for arbitration at the Israeli
Institute of Commercial Arbitration, which shall be conducted in accordance with its rules in effect as of the Closing the "Rules"). The Schedule of the Israel
Arbitration Law, 5728 - 1968, as amended now in effect or as hereafter amended, or any subsequent legislation replacing or supplanting same, shall not apply. A single arbitrator shall be nominated pursuant to the Rules (the "ARBITRATOR").
The arbitration shall be conducted in Tel-Aviv, Israel, in the English language on a continuous basis on consecutive working days until completed, to the greatest extent possible. The Arbitrator will be bound solely by the substantive law of the State of Israel and the terms of this Agreement. Upon request by either Party, the Arbitrator may order the Parties to conduct Party and non-party oral depositions of witnesses outside the presence of the Arbitrator, which shall be recorded by a stenographer. The Arbitrator shall issue a written determination setting forth with particularity his or her findings of fact and conclusions of law. The decision of the Arbitrator shall be final and binding upon the Parties and shall be subject to judicial review solely in accordance with the provisions of the Israel Arbitration Law. Notwithstanding the
foregoing, either party shall be entitled to apply to a court of competent jurisdiction to obtain temporary injunctive or other ancillary relief in aid of arbitration hereunder.

     (c) The provisions of this Section 11.2 shall not apply to disputes and claims before the Accounting Arbitrator under Section 2.4(d) and Section 2.5(c).

     (d) If any dispute submitted to arbitration involves claims by or against a
Party against or by a third party, and such third party cannot be made a party to such arbitration, the arbitrator shall be empowered to take such actions as it deems just and equitable in order to avoid prejudice to the Parties by reason of the inability of the Arbitrator to adjudicate such third party claims, including without limitation, if the Arbitrator so determines, conditioning its award upon the outcome of the third party or staying the arbitration pending the outcome of the third party claims.

     (e) This Section 11.2 constitutes a separate agreement to arbitrate which shall survive the termination of this Agreement for any reason.

   11.3 Joint and Several Rights and Obligations. The rights and obligations of Parent and Buyer in terms of this Agreement are joint and several.

                                      -60-

     11.4 Schedules. All schedules referred to in this Agreement shall be furnished on the Execution Date and will thereafter be completed and perfected by mutual agreement on the Closing Date.

     11.5 Accounts Receivable Not Acquired. In respect of those accounts receivable referred to in Section 2.1(c)(vii) and in respect of the Final AR
Offset Amount, Buyer agrees to act on Seller's behalf to collect such accounts receivable. All amounts received by Buyer in settlement of such accounts receivable shall be transferred immediately to Seller. In the event that the aggregate book value of Accounts Receivable which are past due 45 days following the Closing Date exceeds the Escrow Amount, Seller agrees to refund to Buyer the amount received from the accounts receivable described in this Section 11.5 in the amount of such excess to the extent that Seller has not previously reimbursed Buyer for such sums pursuant to Section 2.4(h) or Section 2.5(e).
Seller shall award to Buyer a power of attorney to act on its behalf in the collection of such debts. However, Buyer shall bear no liability whatsoever in the event that such accounts receivable are not paid by due date or at all.
Buyer shall be entitled to charge Seller for its reasonable costs and expenses incurred in respect of such collection procedures. The provisions of this
Section shall apply mutates mutandis to Accounts Receivable which are re-assigned by Buyer to Seller in terms of the provisions of Section 2.5(d)
above. Buyer and Seller agree that Buyer shall not offset any amounts collected pursuant to this Section 11.5 against any amounts that Buyer may claim from
Seller or against any amount disputed between Buyer and a third party debtor.

     11.6 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, and their respective successors and permitted assigns, other than as specifically set forth herein.

     11.7 Entire Agreement and Modification. This Agreement (including the exhibits hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, warranties or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. This
Agreement may not be amended except by a written agreement executed by all
Parties.

     11.8 Amendment. At any time prior to the Closing, this Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Parties hereto. At any time after the
Closing, this Agreement may be amended by Parent, Buyer and Seller by execution of an instrument in writing.

     11.9 Waivers. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given by a Party will be applicable

                                      -61-

except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such
Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     11.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties other than the Escrow Agent; provided, however, that so long as Parent remains liable for all obligations under this Agreement, Parent may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates other than Buyer; and (ii) designate one or more of its
Affiliates other than Buyer to perform its obligations hereunder. The parties expressly contemplate that Buyer will be formed and organized prior to the
Closing and that Buyer shall become a party to this Agreement prior to the
Closing without any further action on the part of Parent or Seller.

     11.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     11.12 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.13 Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) upon delivery, if delivered by hand, (b) three Business Days after the Business Day of deposit with Federal Express or similar overnight courier, freight prepaid or (c) one
Business Day after the Business Day of facsimile transmission, if delivered by facsimile transmission with copy by Federal Express or similar overnight courier, freight prepaid, and shall be addressed to the intended recipient as set forth below:

   If to Parent or to Buyer:

         Sanmina-SCI Corporation
         2700 North First Street
         San Jose, CA 95134
         Attention:  Robin Walker, Vice President, Corporate Development
                        Steve Jackman, Vice President, Corporate Counsel
         Telephone No.:  (408) 964-3500
         Facsimile No.:  (408) 964-3636

                                      -62-

         Copy to:

                  Wilson Sonsini Goodrich & Rosati, Professional Corporation
                  650 Page Mill Road
                  Palo Alto, California  94304
                  Attention:     Christopher D. Mitchell, Esq.
                                 Jon Layman, Esq.
                  Facsimile:     (650) 493-6811

         If to Seller:

                  Elscint Limited
                  13 Moses Street, Tel Aviv 67442, Israel
                  Tel:   972-3-6086020
                  Fax:   972-3-6962022
                  Attention:     Rachel Lavine, CEO
                                 Marc Lavine, General Counsel

         If to the Escrow Agent:  To be Determined Prior to Closing

     Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties ten (10) days' advance written notice to the other Parties pursuant to the provisions above.

     11.14 Governing Law. This Agreement shall be governed in all respects solely by the substantive laws of the State of Israel, without regard to conflicts of laws or the choice of law principles of any jurisdiction including the State of Israel, and without the need of any Party to establish the reasonableness of the relationship between the laws of the State of Israel and the subject matter of this Agreement, and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of
Israel.

     11.15 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     11.16 Expenses. Subject to the provisions of this Agreement, each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                                      -63-

          11.17 Construction.

               (a) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

               (b) Unless the context requires otherwise, all words used in this
Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

          11.18 Seller Disclosure Letter.

           (a) The disclosures in Seller Disclosure Letter, and those in any supplement thereto, must relate only to the representations and warranties in the section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

           (b) In the event of any inconsistency between the statements in the body of this Agreement and those in Seller Disclosure Letter (other than an exception expressly set forth as such in Seller Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

           (c) Statements contained within the Seller Disclosure Letter shall be deemed to be representations and warranties under this Agreement.

     11.19 Attorneys' Fees. If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing Party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

     11.20 Further Assurances . The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other
Party may reasonably request for the purpose of carrying out the intent of this
Agreement and the documents referred to in this Agreement.

     11.21 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     11.23 Consent to Jurisdiction. Subject to Section 11.2 above, the competent court in Tel-Aviv, Israel (the "COMPETENT TEL-AVIV COURT") (and not any other court in any state or country) shall have exclusive jurisdiction in connection with this Agreement. Subject to Section 11.2 above, each Party hereby irrevocably submits to the exclusive jurisdiction of the

                                      -64-

Competent Tel-Aviv Court in any action or proceeding arising out of or relating to this Agreement and irrevocably waives any objection such person may now or hereafter have as to the venue of any such suit, action or proceeding brought in the Competent Tel-Aviv Court or that the Competent Tel-Aviv Court is an inconvenient forum.

     11.24 Schedules and Exhibit. The Schedules and Exhibits described herein and attached hereto constitute an inseparable part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.
Any disclosure made in any Schedule to this Agreement which may be applicable to another Schedule to this Agreement shall be deemed to be made with respect to such other Schedule only if a specific cross reference is made thereto.

     11.25 Dollars. All currency amounts expressed herein (whether or not preceded by US$) are in the currency of the United States of America, unless preceded by NIS, in which case, the amounts will be in the currency of New
Israeli Shekels.

     11.26 Language. This Agreement and all documents contemplated hereby or relating thereto shall be prepared and binding in the English language.

                                      -65-

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on of the date first above written.

         PARENT:                      SANMINA-SCI CORPORATION

                                      By: /s/
                                         ---------------------------
                                      Name:
                                         ---------------------------
                                      Title:
                                         ---------------------------

         SELLER:                      ELSCINT LIMITED

                                      By: /s/
                                         ---------------------------
                                      Name:  Rachel Lavine
                                      Title: Chief Executive Officer

                                      By: /s/
                                         ---------------------------
                                      Name: Abraham (Rami) Goren
                                      Title: Executive Chairman of the Board

AS OF THE CLOSING DATE:

         BUYER:                       SANMINA-SCI ISRAEL MEDICAL SYSTEMS LTD

                                      By: /s/
                                         ---------------------------
                                      Name:
                                         ---------------------------
                                      Title:
                                         ---------------------------

                                  SCHEDULE 2.11

                          ALLOCATION OF PURCHASE PRICE

I.       PURCHASE PRICE

                                                                US$
                                                             thousands

1.       Fixed Assets                                             2,651

2.       Inventories                                              7,084

3.       Accounts Receivable                                     19,372

4.       Other Receivables                                          306

                                                        --------------------

                                                                 29,413

5.       Assumed Liabilities                                    (16,669)

                                                        --------------------

                                                                 12,744

6.       Goodwill Payment                                         8,000

                                                        --------------------

                                                                 20,744

7.       Fire Code Amount                                          (115)

                                                        --------------------

                                  Purchase Price                 20,629
                                                        =====================

II.      ESCROW AMOUNTS

   (A)   ESCROW AMOUNT
                                                US$                                     US$
                                             thousands                               thousands

            Fixed Assets                         2,651

            Inventories                          7,084

            Other Receivables                      306
                                         -------------------
                                         -------------------

                            Total               10,041         x 15% =                    1,506.15
                                         ===================
                                         ===================

   (B)   AR ESCROW AMOUNT
                                                US$                                     US$
                                             thousands                               thousands

            Seller's AR Printouts
            supported by Customer AR
            Closing Printouts....
                                                12,520         x 15% =                    1,878

   (C)   AR ESCROW AMOUNT
                                                US$                                     US$
                                             thousands                               thousands

            Seller's AR Printouts
            not supported by
            Customer AR Closing               6,853         x 100% =                   6,853
            Printouts.................

                                         ===================

                                                                  EXECUTION COPY

                                 FIRST ADDENDUM

                                       TO

                        ASSET PURCHASE AND SALE AGREEMENT

                      DATED NOVEMBER 13, 2002, ENTERED INTO

                                  BY AND AMONG

                             SANMINA-SCI CORPORATION

                     SANMINA-SCI ISRAEL MEDICAL SYSTEMS LTD.

                                       AND

                                  ELSCINT LTD.

                          DATED AS OF JANUARY 6TH, 2003

                                FIRST ADDENDUM TO

                        ASSET PURCHASE AND SALE AGREEMENT

         THIS FIRST ADDENDUM (this "ADDENDUM") to that certain Asset Sale and
Purchase Agreement dated November 13, 2002 (the "TRANSACTION AGREEMENT") is made and entered into on January 6th, 2003, by and among Sanmina-SCI Corporation, a
Delaware corporation ("PARENT"), Sanmina-SCI Israel Medical Systems Ltd, an
Israeli company ("BUYER") and Elscint Limited, an Israeli company ("SELLER").
Parent, Buyer and Seller are sometimes referred to herein individually as a
"PARTY" and collectively as the "PARTIES."

                                    RECITALS

         A. The Parties have entered into the Transaction Agreement, in terms of which Seller has agreed to sell the Purchased Assets to Buyer, and Buyer has agreed to acquire the Purchased Assets from Seller and has agreed to assume the
Assumed Liabilities, all on the terms and subject to the conditions set forth in the Transaction Agreement.

         B. Following the execution of the Transaction Agreement and prior to the Closing, certain agreements and understandings have been reached between
Seller on the one hand and Parent and Buyer on the other hand, which are in addition to and/or which deviate from the terms and conditions set forth in the
Transaction Agreement.

         C. The Parties are desirous of recording and formalizing the said agreements and understandings which have been reached between them as aforesaid.

         NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

1.1 Incorporation of Defined Terms. All Capitalized terms in this Addendum employed and which are not specifically defined in the text of this Addendum shall have the meanings as are ascribed to them in the Transaction Agreement.

                                   ARTICLE II

                         PROVISIONS RELATING TO CLOSING

     2.1 Closing Date and Effective Closing Date.

         (a) In accordance with the provisions of this Article II, it is agreed that the sections of the Transaction Agreement specified below shall be amended as follows :

                  (i)      Section 1.1(l) of the Transaction Agreement shall be
                           amended to read as follows :

                           (l)      "CLOSING DATE" means a date following the
                                    satisfaction or, if permitted pursuant to
                                    the terms of Article VII hereof, waiver of
                                    the conditions to Closing set forth in
                                    Article VII hereof, as the parties hereto
                                    shall mutually agree, provided however that
                                    the Closing Date shall only occur within the
                                    first six (6) days of a calendar month and
                                    shall be effective as of the Closing
                                    Effective Date."

                  (ii)     Section 1.1(n) of the Transaction Agreement shall be
                           amended to read as follows :

                           (N)      "CLOSING EFFECTIVE DATE" shall mean the last
                                    day of the calendar month immediately
                                    preceding the Closing Date.

                  (iii)    Section 2.3(a) of the Transaction Agreement shall be
                           amended to read as follows :

                           (a)      The consummation of the purchase and sale of
                                    the Purchased Assets and the assumption of
                                    the Assumed Liabilities (the "CLOSING")
                                    shall take place at the offices of Seller,
                                    at 9:00 A.M. local time, on the Closing Date
                                    unless otherwise mutually agreed by Buyer
                                    and Seller. The Closing shall be deemed to
                                    be effective as of 11.59 P.M., local time in
                                    Israel, on the Closing Effective Date (the
                                    "CLOSING TIME").

                  (iv)     Section 2.4(h) of the Transaction Agreement shall be
                           replaced in its entirety by the following section :

                                    (h)      Payments of Offset Amounts. As soon
                                             as practicable (but not more than
                                             five (5) Business Days) after the
                                             AR Offset Amount and the
                                             Inventories Offset Amount shall
                                             become final and binding pursuant
                                             to Section 2.4(e) hereof, Escrow
                                             Agent shall make a payment to Buyer
                                             of the Final AR Offset Amount and
                                             the Final Inventories Offset Amount
                                             out of

                                             the Escrow Amount in
                                             immediately available funds;
                                             provided, however, that if the
                                             Final AR Offset Amount plus the
                                             Final Inventories Offset Amount is
                                             greater than the remaining Escrow
                                             Amount ("OFFSET EXCESS"), then and
                                             in such event Buyer may at its
                                             option direct the Escrow Agent to
                                             make a payment out of the AR Escrow
                                             Amount (less a reserve equal to 15%
                                             of the Accounts Receivable which
                                             have not been collected or off-set)
                                             of the amount of the Offset Excess,
                                             failing which the amount of the
                                             Offset Excess which remains unpaid
                                             shall be payable by Seller to Buyer
                                             in immediately available funds .
                                             All payments required to be made
                                             pursuant to this Section 2.4(h)
                                             shall be with interest thereon at
                                             the rate of interest equivalent to
                                             the rate accrued on the Escrow
                                             Amount, or the AR Escrow Amount, as
                                             the case may be, accruing from the
                                             applicable Closing Date to the date
                                             of payment.

                                  ARTICLE III

                                ESCROW AGREEMENT

         3.1 Escrow Agent. The Parties have agreed to appoint Messrs. Poalim
Trust Services Limited, of 11 Hanegev Street, Tel Aviv, as the Escrow Agent for
all purposes in terms of the Transaction Agreement

         3.2 Escrow Agreement. The Parties and the Escrow Agent have agreed on the form and text of the Escrow Agreement ("ESCROW AGREEMENT"), a copy of which is attached hereto and marked as SCHEDULE A/3.2. Subject to the approval of its terms by the Escrow Agent, the Parties agree to execute the Escrow Agreement by not later than the date of the execution of this Addendum.

                                   ARTICLE IV

                           PRE-CLOSING ESCROW DEPOSIT

         4.1 Pre-Closing Escrow Deposit. The Parties have agreed that in order to facilitate the Closing, Parent and/or Buyer shall deposit into a special escrow account to be opened and maintained by the Escrow Agent ("THE PRE-CLOSING
ESCROW ACCOUNT") an amount of $20,000,000 (twenty million US dollars) ("THE
PRE-CLOSING DEPOSIT"), being the estimated amount of the Purchase Price to be paid by Buyer to Seller on the Closing Date, calculated on the basis of the financial statements as of September 30, 2002 which have been furnished to
Parent and Buyer in accordance with the provisions of Section 3.5 of the
Transaction Agreement. The Pre-Closing Deposit shall be transferred to the
Pre-Closing Escrow Account as soon as practical following the date of the execution of this First Addendum, or the date of the execution of the Escrow Agreement, whichever be the later date (subject to the opening of the
Pre-Closing Escrow Account).

     4.2 Release of Pre-Closing Escrow Deposit. On the Closing Date, the Parties
shall furnish the Escrow Agent with their Joint Instructions (as that term is defined in the Escrow Agreement), in terms of which they shall direct the Escrow
Agent to execute the following transfers from the Pre-Closing Escrow Account, namely :

         (i) to transfer that amount, if any, which is to be repaid to Parent or
Buyer in the event that the aggregate amount of the Preliminary Net Asset Value as reflected in the Preliminary Balance Sheet is less than the Pre-Closing
Escrow Deposit; and

         (ii) to transfer the Escrow Amount to the Escrow Account (as defined in the Escrow Agreement);

         (iii) to transfer the AR Escrow Amount to the AR Escrow Account (as defined in the Escrow Agreement);

         (iv) to transfer the AR Excess Amount to the AR Excess Account (as defined in the Escrow Agreement);

         (v) after the execution to the transfers specified in sub-sections (i)
to (iv) inclusive of this Section 4.2, to transfer the entire remaining balance
(excluding accrued interest referred to in Section 4.3 below) of the Pre-Closing
Escrow Amount to Seller; provided, however, that the remaining balance to be transferred to Seller shall not exceed the Purchase Price minus the Escrow
Amount, the AR Escrow Amount and the AR Excess Amount.

     4.3 Interest on Pre-Closing Deposit. For the avoidance of doubt, all interest which shall accrue on the Pre-Closing Deposit from the date of its deposit into the Pre-Closing Escrow Account until the Closing Date, shall inure for the benefit of, and shall be paid to, Parent only.

     4.4 Interest on Escrow Amount, AR Escrow Amount and AR Excess Amount. The
Parties have agreed that interest accruing on the Escrow Amount, the AR Escrow
Amount and the AR Excess Amount during the periods in which they are held in the
Escrow Account, the AR Escrow Account and the AR Excess Account respectively, shall be apportioned and paid as follows :

         (i) in respect of any amounts which are released and transferred to
Seller in accordance with the provisions of the Transaction Agreement, all interest which shall have accrued thereon, pro rata, shall inure for the benefit of, and be paid to, Seller; and

         (ii) in respect of any amounts which are returned and transferred to
Parent in accordance with the provisions of the Transaction Agreement, all interest which shall have accrued thereon, pro rata, shall inure for the benefit of, and be paid to, Parent (or otherwise as directed by Parent).

                                   ARTICLE V

                         TRANSFER OF OWNED REAL PROPERTY

     5.1 Transfer of Owned Real Property. The Parties have agreed upon the following provisions which shall govern the transfer of the long term lease rights in and to the Owned Real Property, namely :

         (a) Terms Defined. For the purposes of this Section 5, the following terms shall have the meanings ascribed to them hereunder :

         (I) "ILA" means : the Israel Lands Administration;

         (II) "THE ILA PROPERTY RIGHTS" means : the long term lease rights in and to the Owned Real Property;

         (iii) "SELLER TRANSFER TAXES" means : all transfer taxes imposed upon
Seller under applicable law in respect of the transfer of the ILA Property
Rights, including : appreciation tax ("mas shevach"), property sale tax ("mas mechirah"), municipal taxes imposed in respect of the ILA Property until the
Closing Effective Date, and - to the extent relevant - land betterment levy
("heitel hashbachah");

         (IV) "BUYER TRANSFER TAX" means : property acquisition tax ("mas rechisha") payable by Buyer;

         (V) "PARTY TRANSFER TAXES" means : Seller Transfer Taxes and Buyer
Transfer Tax;

         (VI) "TRANSFER TAX CERTIFICATES" means : documentation evidencing payment of the Party Transfer Taxes in respect of the sale and transfer of the
ILA Property Rights'

         (VII) "SELLER TRANSFER TAXES DUE" means : all Seller Transfer Taxes which are due and payable by Seller, either in terms of a "self assessment" or, in the event that the tax authorities dispute Seller's "self-assessment", in terms of a final tax assessment issued by the competent tax authorities, (or in respect of municipal taxes and/or land betterment levy, as determined by the competent municipal authorities), provided however, that if Seller disputes the final tax assessments or determinations, and elects to lodge appeals against such assessments or determinations, Seller undertakes to furnish the competent tax authorities with sufficient security for the payment of the relevant portion of the Seller Transfer Taxes Due in dispute so as to enable the issuance of the
Transfer Tax Certificates notwithstanding the prosecution of its appeals as aforesaid;

     (b) Submission of Documents. Prior to the Closing, the Parties shall jointly deposit with the ILA all those documents which are required to facilitate the transfer of the ILA Property Rights, excluding only the Transfer
Tax Certificates:

     (c) ILA Confirmation. The Parties shall endeavor to obtain from the ILA its written confirmation that it has opened a file for the transfer of the ILA
Property Rights by Seller to Buyer, and that all documents required to facilitate such transfer have been deposited with it excluding only the Transfer
Tax Certificates. For the avoidance of doubt, the inability to obtain such written confirmation by the ILA shall not delay the Closing of the Transaction.

     (d) Extension for Payment of Taxes. The Parties shall apply to the competent tax authorities in order to obtain an extension of the period for the payment of the Party Transfer Taxes until such time as the Foreign National
Acquisition Approval is obtained. In the event that the Parties are unable to obtain such an extension, the Parties undertake to execute payment of the
Property Transfer Taxes imposed upon them by not later than the date laid down by law.

     (e) Seller's Indemnity. Seller shall furnish Buyer at Closing with an indemnity for the payment of all Seller Transfer Taxes (as hereinafter defined)
in the form and text attached hereto as SCHEDULE A/5.1(E). For the avoidance of doubt, the indemnity to be provided by Seller to Buyer in terms of this Section
5.1(e) shall not be subject to the provisions of Section 9.5(b) of the
Transaction Agreement, and shall be valid and enforceable in respect of the entire amount of the Seller Transfer Taxes imposed upon Seller by the competent tax authorities, subject to the proviso to Section 5.1(a)(ix) above. However, the provisions of Sections 9.3 and 9.4 of the Transaction Agreement shall govern the indemnity awarded in terms of this Section 5.1(e).

     (f) Promissory Note and Irrevocable Instructions. In addition, at Closing
Seller shall deposit in trust with Messrs. Zell, Goldberg & Co. of Jerusalem
("BUYER'S LEGAL COUNSEL") a promissory note in standard form ("shtar hov"), which shall have been signed and duly executed by Seller, but in respect of which the amount of the promissory note is left blank, together with its irrevocable instructions to Buyer's Legal Counsel in the form and text attached hereto as SCHEDULE A/5.1(F), pursuant to which Buyer's Legal Counsel shall be entitled to fill in the amount of the Seller's Transfer Taxes Due and present the promissory note for collection by such means as Buyer's Legal Counsel deems fit, in the event that Seller fails to execute payment of the Seller's Transfer
Tax Due within 7 (seven) days of Buyer's written demand to do so, but subject to the proviso to Section 5.1(a)(ix) above.

     (g) Miscellaneous Provisions relating to the ILA Property Rights. For the avoidance of doubt, the Parties hereby declare and agree that : (a) the full book value of the Owned Real Property shall be paid to Seller at Closing, subject however to the provisions of Section 2.3(e)(i) of the Transaction
Agreement; (b) the permit required for the acquisition by Buyer of the ILA
Property Rights by a foreign national was issued on January 5th, 2003 (the
"FOREIGN NATIONAL ACQUISITION APPROVAL"), a copy of which is attached hereto as
SCHEDULE A/5.1(G); and (c) the full, valid and effective transfer of the possession, control and ownership of the ILA Property and the ILA Property
Rights shall be deemed to have occurred on the Closing Effective Date.

     (h) Indemnity for Deviations. Inasmuch as Buyer has signed a declaration which has been submitted to the ILA in terms of Section 5.1(b) above, pursuant to which it has accepted liability for any deviations ("harigot") from the provisions of the long term lease agreement with the ILA which may have been perpetrated by Seller prior to the Closing Date ("PRE-CLOSING

DEVIATIONS"), Seller hereby undertakes to indemnify and to hold Buyer harmless against any fines, penalties, costs, expenses and damages which may be incurred and/or suffered by Buyer in respect of and/or arising out of such Pre-Closing
Deviations. For the avoidance of doubt, the indemnity to be provided by Seller to Buyer in terms of this Section 5.1(h) shall not be subject to the provisions of Section 9.5(b) of the Transaction Agreement, and shall be valid and enforceable in respect of the entire amount of the fines, penalties, costs, expenses and damages which may be incurred and/or suffered by Buyer in respect of and/or arising out of such Pre-Closing Deviations. However, the provisions of
Sections 9.3 and 9.4 of the Transaction Agreement shall govern the indemnity awarded in terms of this Section 5.1(h). The indemnity to be awarded in terms of this Section shall be in the form and text attached hereto as SCHEDULE A/5.1(H).

     5.2 Undertaking to Remove Liens. Without derogating from the provisions of
Sections 3.10 and 3.23 of the Transaction Agreement, and the validity and enforceability of the representations and warranties therein contained, and without derogating from all and any rights and remedies to which Buyer may be entitled in terms of Section 10.1(d) of the Transaction Agreement, Seller hereby undertakes in favor of Buyer that it shall at its sole cost and expense take all and any actions, immediately upon receipt of Buyer's demand to do so, which may be required or necessary in order to remove, cancel or terminate any Lien, whether recorded or unrecorded, which exists or has been created over the ILA
Property Rights which would serve to prevent the execution and perfection of the transfer of the ILA Property Rights into the name of Buyer.

     5.3 Amendments to Transaction Agreement. In accordance with the provisions of this Article V, it is agreed that the Transaction Agreement shall be amended by the deletion of Section 7.1(k)(iv), and the incorporation by reference of
Sections 5.1 and 5.2 above. ARTICLE VI

                               FIRE CODE UPGRADES

     6.1 Determination of Required Fire Code Upgrades. Seller undertakes to furnish Buyer by not later than the Closing Date with the approval ("FIRE CODE
UPGRADE APPROVAL") issued by the competent fire department authorities which approves the execution of the fire upgrade program as set forth in Seller's letter dated October 3, 2002, a copy of which is attached hereto as SCHEDULE
A/6.1.

     6.2 Determination of Fire Code Amount. The Parties have agreed that the
Fire Code Amount for the purposes of Sections 5.9 and 1.1(tt) of the Transaction
Agreement shall be in the amount of $ 115,000 (one hundred and fifteen thousand
United States Dollars).

                                  ARTICLE VII

                              THIRD PARTY CONSENTS

     7.1 Third Party Consents Required at Closing. Notwithstanding the
provisions of Sections 7.1(f) and 7.1(k)(v) of the Transaction Agreement, the
Parties hereby agree that Seller shall be required to deliver to Buyer on the
Closing Date only those Third Party Consents as are specified in SCHEDULE A/7.1 attached hereto.

     7.2 Post Closing Consents. Seller shall endeavour to obtain all remaining third party consents which are not specified in Schedule A/7.1 as soon as practicable after the Closing Date, if and to the extent required by Buyer.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.1 Preservation of Terms. Subject only to the agreements and amendments herein contained, whether specifically provided for herein or to be implied or inferred from the provisions of this Addendum, the Parties hereby confirm and declare that all the terms, provisions and conditions of the Transaction
Agreement shall continue in full force and effect and shall be binding upon them.

     8.2 Notices. For the purposes of Section 11.3 of the Transaction Agreement, the Parties record the following additional addresses :

         If to Buyer:

                  Sanmina-SCI Israel Medical Systems Ltd.
                  Attention:  John Hendrick, Director
                  Telephone No.:  _+ 408 904 2042
                  Facsimile No.:   _+ 408 904 2209
                  With a copy to Buyer's Legal Counsel.

         If to Buyer's Legal Counsel :

                  Zell Goldberg & Co.,
                  31 Mishol Hadekalim Street,
                  Jerusalem 97278
                  Attention:        Chaim Crown, Adv.
                  Telephone No.:  + 972 2 571 5030
                  Facsimile No.:   + 972 2 571 5031

         If to the Escrow Agent:

                  Poalim Trust Services Ltd.
                  11 Hanegev Street, Tel Aviv, Israel
                  Tel:  +-972-3-7143399
                  Fax:  +-972-3-7143624
                  Attention:  Haim Shamir, General Manager

     8.3 Schedules. The Schedules described herein and attached hereto constitute an inseparable part of this Addendum and are incorporated into this
Addendum and the Transaction Agreement for all purposes as if fully set forth herein.

     IN WITNESS WHEREOF, the Parties hereto have executed this Addendum on of the date first above written.

PARENT:                                SANMINA-SCI CORPORATION

                                       By: /s/
                                          -------------------------
                                       Name:
                                          -------------------------
                                       Title:
                                          -------------------------

                                       By: /s/
                                          -------------------------
                                       Name:
                                          -------------------------
                                       Title:
                                          -------------------------

BUYER:                                 SANMINA-SCI ISRAEL MEDICAL SYSTEMS LTD

                                       By: /s/
                                          -------------------------
                                       Name:
                                          -------------------------
                                       Title:
                                          -------------------------

SELLER:                                ELSCINT LIMITED

                                       By: /s/
                                          -------------------------
                                       Name:  Rachel Lavine
                                       Title: Chief Executive Officer

                                       By: /s/
                                          -------------------------
                                       Name: Abraham (Rami) Goren
                                       Title: Executive Chairman of the Board

                                 FIRST ADDENDUM

                               INDEX OF SCHEDULES

------------------------ -------------------------------------------------------
       A/3.2                 Form of Escrow Agreement
------------------------ -------------------------------------------------------
     A/5.1(E)                Form of Tax Indemnity
------------------------ -------------------------------------------------------
     A/5.1(F)                Form of Irrevocable Instructions
------------------------ -------------------------------------------------------
     A/5.1(G)                Foreign National Acquisition Approval
------------------------ -------------------------------------------------------
     A/5.1(H)                Form of Lease Deviations Indemnity
------------------------ -------------------------------------------------------
       A/6.1                 October Fire Upgrade Program
------------------------ -------------------------------------------------------
       A/7.1                 Third Party Consents
------------------------ -------------------------------------------------------